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EXHIBIT (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Iomega Corporation
at
$3.85 Net Per Share
by
Emerge Merger Corporation
a wholly owned subsidiary of
EMC Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS TIME, ON MAY 21, 2008, UNLESS THE OFFER IS EXTENDED.

        Emerge Merger Corporation, a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("EMC"), is offering to purchase all outstanding shares of common stock, par value $0.03-1/3 per share (the "Shares"), of Iomega Corporation, a Delaware corporation ("Iomega"), at a price of $3.85 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 8, 2008, among EMC, Purchaser and Iomega (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Iomega (the "Merger"), with Iomega continuing as the surviving corporation and a wholly owned subsidiary of EMC.

        The Iomega board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Iomega board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        The Offer is not conditioned on obtaining financing but is subject to various other conditions. A summary of the principal terms of the Offer appears on pages 1-6. You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

Morrow & Co., LLC

April 24, 2008

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually-executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, the "Depositary" for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually-executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case by the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the Expiration Date of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

* * *

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance.

i

SUMMARY TERM SHEET

        This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer (as defined below), the Merger (as defined below) and the related transactions. References to "we," "us," or "our," unless the context otherwise requires, are references to the Purchaser (as defined below).

Securities Sought	All outstanding shares of common stock, par value $0.03-1/3 per share, of Iomega Corporation.
Price Offered Per Share	$3.85 in cash, without interest and less any required withholding taxes.
Scheduled Expiration of Offer	12:00 midnight, Boston, Massachusetts time, on May 21, 2008, unless the Offer is otherwise extended. See Section 1—"Terms of the Offer."
Purchaser	Emerge Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of EMC Corporation.

Who is offering to buy my Shares?

        Our name is Emerge Merger Corporation ("Purchaser"). We are a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding shares of common stock of Iomega Corporation. We are a direct wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("EMC").

        See "Introduction" and Section 1—"Terms of the Offer."

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase for cash all outstanding shares of common stock, par value $0.03-1/3 per share (the "Shares"), of Iomega Corporation, a Delaware corporation ("Iomega").

        See "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay a price of $3.85 per Share, net to you in cash (the "Offer Price"), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company (the "Depositary") you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether it charges any service fees.

        See "Introduction" and Section 1—"Terms of the Offer."

Is there an agreement governing the Offer?

        Yes. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 8, 2008, among EMC, Purchaser and Iomega (the "Merger Agreement"), which contains, among other things, the conditions of the Offer (the "Offer Conditions") and provides for the merger of the Purchaser with and into Iomega (the "Merger") subsequent to the completion of the Offer and the satisfaction of additional conditions. The Merger Agreement provides that the consideration payable in connection with the Merger to holders of Shares that were not tendered in the Offer will be equal to the Offer Price.

        See Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers—The Merger Agreement."

Do you have the financial resources to make payment?

        Yes. EMC will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. We estimate that the total amount of funds necessary to purchase all outstanding shares of Iomega pursuant to the Offer and the Merger will be approximately $212 million, which will be used to pay stockholders of Iomega and to pay customary fees and expenses in connection with the Offer and the Merger and the related transactions. The Offer is not conditioned upon our or EMC's ability to finance the purchase of Shares pursuant to the Offer. EMC expects to fund all of these payments from cash on hand.

        See Section 12—"Source and Amount of Funds."

Has Iomega's Board of Directors recommended the Offer?

        The Iomega board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Iomega board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        See "Introduction" and Section 10—"Background of the Offer; Past Contacts or Negotiations with Iomega" below, and Iomega's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently with the Offer to Purchase.

Have any Iomega stockholders agreed to tender their Shares?

        Yes. All of the members of the board of directors and the executive officers of Iomega, John Nolan, Jonathan Huberman, Preston Romm, Thomas Kampfer, Margaret Hardin, Reynolds Bish, Stephen David and Daniel Maurer, have entered into a tender and voting agreement with EMC, which, among other things, generally obligates them to tender their Shares in the Offer. They may only withdraw their Shares from the Offer if the tender and voting agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. All of the Shares beneficially owned by the directors and executive officers of Iomega are subject to the tender and voting agreements, which Shares represent approximately 0.3% of the outstanding Shares as of April 7, 2008.

        See Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers—The Tender and Voting Agreements."

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 12:00 midnight, Boston, Massachusetts time, on May 21, 2008 to tender your Shares in the Offer, unless we extend the Offer.

        See Section 1—"Terms of the Offer."

Can the Offer be extended and under what circumstances?

        Yes. We may, in our discretion and without the consent of Iomega extend the Offer beyond the applicable expiration date by one or more periods of not less than three business days if any of the Offer Conditions have not been satisfied or waived, and, in the reasonable determination of EMC, the Offer Conditions are capable of being satisfied on or prior to August 31, 2008 (the "Outside Date"). In addition, we may extend the Offer pursuant to the Merger Agreement for any period required by any rule or regulation of the SEC.

        We also have agreed pursuant to the Merger Agreement to extend the Offer for one or more periods of not less than three business days per extension at the request of Iomega if all of the Offer Conditions have not been satisfied but Iomega believes that such Offer Conditions are capable of being satisfied prior to the Outside Date.

        See Section 1—"Terms of the Offer."

How will I be notified if the Offer is extended?

        We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., Boston, Massachusetts time, on the first business day after the previously scheduled expiration of the Offer.

        See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        We are not obligated to purchase any tendered Shares unless, at the expiration of the Offer, there have been validly tendered in the Offer, and not properly withdrawn, that number of Shares which, together with the number of Shares, if any, then beneficially owned by EMC or Purchaser, constitutes at least a majority of the total number of the then outstanding Shares on a fully diluted basis (which means the number of Shares outstanding plus all Shares, if any, which Iomega would be required to issue pursuant to any then outstanding options). We refer to this condition (as more fully described in Section 13—"Conditions of the Offer") as the "Minimum Condition." Neither EMC nor Purchaser currently own any Shares.

        The Offer and the Merger are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and to the approval of the European Commission. See Section 15—"Certain Legal Matters—Antitrust Compliance—Foreign Antitrust Laws."

        The Offer is also subject to a number of other important conditions, including, subject to certain exceptions, that no event, change or effect shall have occurred after April 8, 2008 that has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Iomega and its subsidiaries, taken as a whole. We can waive any of the Offer Conditions (other than the Minimum Condition) without Iomega's consent.

        There is, however, no financing condition to the Offer.

        See Section 13—"Conditions of the Offer."

How do I tender my Shares?

        If you wish to accept the Offer and tender your Shares and:

  •
  You are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires;

  •
  You are a record holder, but your stock certificate(s) are not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain additional New York Stock Exchange ("NYSE") trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery; or

  •
  You hold your Shares through a broker or a bank, you should contact your broker or bank and give instructions that your Shares be tendered.

        Detailed instructions for tendering your Shares are contained in the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares."

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

        You may withdraw Shares that you previously tendered at any time until the Offer has expired. Unless accepted for payment pursuant to the Offer, tendered Shares may also be withdrawn at any time after August 31, 2008 (or September 30, 2008 in certain circumstances) if the Offer has not been completed on such date and EMC or Iomega has terminated the Merger Agreement. You will not be able to withdraw Shares tendered during any subsequent offering period that we may elect to establish after we have accepted for payment and paid for Shares tendered in the Offer.

        See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary at a time when you still have the right to withdraw your Shares. If you tendered your Shares through your broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

Following Purchaser's purchase of the Shares in the Offer, will Iomega continue as a public company?

        Yes, until the Merger is consummated. In accordance with the Merger Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), at the effective time of the Merger, Purchaser will merge with and into Iomega, the separate corporate existence of Purchaser will cease, and Iomega will become a wholly owned subsidiary of EMC and no longer be a public company.

        If the Merger is not effected immediately after the completion of the Offer, the number of stockholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Shares. In addition, if as a result of the purchase of Shares in the Offer, the Shares no longer meet the guidelines for continued listing on the NYSE, the listing for the Shares on the NYSE may be discontinued, and the Shares may not be eligible for listing or quotation on any other market or securities exchange. In addition, Iomega may also cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly held companies.

        See Section 7—"Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations."

What happens if all of the Shares are not tendered in the Offer?

        The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If, after completion of the Offer, we, together with EMC, own, at least a majority of the outstanding Shares, upon the terms and subject to the conditions of the Merger Agreement, we intend to acquire the remainder of the outstanding Shares in the Merger.

        See Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers—The Merger Agreement."

What is the "top-up option" and when could it be exercised?

        Iomega has granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase from Iomega a number of newly-issued or treasury shares of Iomega common stock equal to that number of Shares (the "Top-Up Option Shares") that, when added to Shares owned by EMC, Purchaser and any of their respective affiliates will be one Share more than 90% of the Shares then outstanding (including any unexercised options to acquire Shares and after giving effect to the issuance of the Top-Up Option Shares). The exercise of the Top-Up Option is subject to EMC or Purchaser beneficially owning at least 75% of the number of Shares then outstanding and to the condition that the Top-Up Option be exercisable for a number of Shares not in excess of the total authorized and unissued Shares.

        The Top-Up Option may be exercised by Purchaser, whether in whole or in part, in accordance with the procedures set forth in the Merger Agreement, at any time after the consummation of the Offer and prior to the earlier of the effective time of the Merger (the "Effective Time"), and the termination of the Merger Agreement in accordance with its terms.

        The Top-Up Option is intended to expedite the completion of the Merger by permitting the Merger to occur pursuant to Delaware's short-form merger statute at a time when the approval of the Merger at a meeting of Iomega's stockholders would be assured because of Purchaser's ownership of a majority of outstanding Shares following completion of the Offer.

        See Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers—The Merger Agreement—Top-Up Option."

If I decide not to tender, how will the Offer affect my Shares?

        Pursuant to the Merger Agreement, if the Offer is consummated and certain other conditions are satisfied, Purchaser will merge with and into Iomega and all of the then outstanding Shares (other than those held by EMC, Purchaser, Iomega or any wholly owned subsidiary of EMC or Iomega or by stockholders who have demanded and perfected appraisal rights under Delaware law) will be cancelled and converted in the Merger into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any required withholding taxes. See Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers."

        If the Merger is consummated, Iomega's stockholders who do not tender their Shares in the Offer will, unless they validly exercise appraisal rights (as described below), be entitled to receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (1) you will be paid earlier if you tender your Shares in the Offer and (2) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger.

Will I have appraisal rights in connection with the Offer or the Merger?

        No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who do not tender their Shares in the Offer and continue to own their Shares at the time of the Merger, do not vote for or consent to the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger.

        See Section 15—"Certain Legal Matters."

What are the material United States federal income tax consequences of tendering Shares?

        In general, a U.S. holder (as defined below in Section 5—"Material U.S. Federal Income Tax Consequences") who receives cash in exchange for Shares in the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder's adjusted tax basis in the Shares surrendered. Any such gain or loss will be capital gain or loss if the U.S. holder holds the Shares as a capital asset, and any such gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the Shares exceeds one year as of the date of disposition. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, and foreign tax laws and under non-income tax laws.

        See Section 5—"Material U.S. Federal Income Tax Consequences."

What is the market value of my Shares as of a recent date?

        On April 8, 2008, the last trading day before EMC and Iomega announced the execution of the Merger Agreement, the closing price of the Shares reported on the NYSE was $3.64 per Share.

        The Offer Price of $3.85 per Share represents a premium of 5.5% to Iomega's closing stock price on April 7, 2008. See also Section 10—"Background of the Offer; Past Contacts or Negotiations with Iomega."

        On April 23, 2008, the last practicable trading day before Purchaser commenced the Offer, the closing price of the Shares reported on the NYSE was $3.82 per Share.

        We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

Who should I call if I have questions about the Offer?

        For further information, you can call Morrow & Co., LLC, the Information Agent for the Offer, at (203) 658-9400 or (800) 607-0088 (toll free). See the back cover page of this Offer to Purchase.

To All Holders of Shares of Common Stock of
Iomega Corporation:

INTRODUCTION

        Emerge Merger Corporation, a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("EMC"), hereby offers to purchase all outstanding shares of common stock, par value $0.03-1/3 per share (the "Shares"), of Iomega Corporation, a Delaware corporation ("Iomega"), at a price of $3.85 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the rights associated with the Shares pursuant to the Rights Agreement, dated as of July 29, 1999, between Iomega and American Stock Transfer & Trust Company, as amended (the "Rights Agreement").

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—"Material U.S. Federal Income Tax Consequences." Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company (the "Depositary") and Morrow & Co., LLC (the "Information Agent").

        The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares then beneficially owned by EMC or Purchaser, constitutes at least a majority of the total number of then outstanding Shares, (assuming exercise of all then outstanding options) (the "Minimum Condition"), (b) any applicable waiting period or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and European Commission filings and examinations or any other applicable antitrust, competition or merger control laws has expired or has been terminated or obtained (subject to certain exclusions described in Section 13 of the Offer to Purchase), and (c) subject to certain exceptions, no event, change or effect shall have occurred after April 8, 2008 that has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Iomega and its subsidiaries, taken as a whole. The Offer is also subject to certain other terms and conditions as set forth in Section 13—"Conditions of the Offer." The Offer is not, however, conditioned on obtaining financing.

        The Offer will expire at 12:00 midnight, Boston, Massachusetts time, on May 21, 2008, unless extended. See Sections 1, 13 and 15—"Terms of the Offer," "Conditions of the Offer," and "Certain Legal Matters."

        The Iomega board of directors has unanimously approved the Agreement and Plan of Merger, dated as of April 8, 2008, among EMC, Purchaser and Iomega (the "Merger Agreement"), the Offer and the merger of the Purchaser with and into Iomega (the "Merger") and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Iomega board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        For factors considered by the board of directors of Iomega, see Iomega's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        In connection with the transaction, EMC and Purchaser have not made any provisions to grant unaffiliated security holders access to the corporate files of EMC or Purchaser or to retain counsel or appraisal services at the expense of EMC or Purchaser.

        The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the "Effective Time") each outstanding Share (other than Shares held in the treasury of Iomega, owned by EMC, Purchaser or any wholly owned subsidiary of EMC or Iomega, or held by stockholders who properly demanded and perfected appraisal rights under Delaware law) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price (the "Merger Consideration"), without interest and subject to any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers." Section 5—"Material U.S. Federal Income Tax Consequences" below describes certain material U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger.

        Consummation of the Merger is conditioned upon, among other things, the adoption of the "agreement of merger" (as such term is used in Section 251 of the Delaware General Corporation Law (the "DGCL")) set forth in the Merger Agreement by the requisite vote of the stockholders of Iomega. Under the DGCL, the affirmative vote of a majority of the outstanding Shares to adopt the agreement of merger is the only vote of any class or series of Iomega's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of Iomega's stockholders. If, following the purchase of the Shares by Purchaser pursuant to the Offer, Purchaser and EMC own at least a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. EMC and Purchaser have agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by Purchaser or EMC will be voted in favor of the Merger.

        The DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). If, upon the consummation of the Offer, EMC and Purchaser have purchased more than 90% of the outstanding Shares they may effect a short-form merger without holding a meeting of Iomega's stockholders. If EMC and Purchaser have purchased at least 75% of the outstanding Shares, but less than 90%, then EMC and Purchaser will have the right to exercise an option (the "Top-Up Option") to purchase directly from Iomega that number of Shares sufficient to enable EMC and Purchaser to own one share more than 90% of the Shares then outstanding (including any unexercised options to acquire Shares). See Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers—The Merger Agreement—Top-Up Option." The Top-Up Option is intended to expedite the completion of the Merger by permitting the Merger to occur pursuant to Delaware's short-form merger statute at a time when the approval of the Merger at a meeting of Iomega's stockholders would be assured because of Purchaser's ownership of a majority of outstanding Shares following completion of the Offer.

        If EMC and Purchaser purchase less than 75% of the outstanding Shares in the Offer, Iomega will be required to hold a stockholders' meeting to approve the Merger, at which time all Shares held by EMC and Purchaser will be voted in favor of the Merger and no vote by any other Iomega stockholders will be necessary to approve the Merger. Iomega's board of directors has determined that the Merger and Merger Agreement are advisable to Iomega's stockholders and are fair to, and in the best interests, of the stockholders and unanimously recommends that the stockholders accept the Offer, tender their Shares and adopt the Merger Agreement. Iomega's board of directors has also approved the Merger Agreement and Merger and directed that the Merger Agreement be submitted for approval at a meeting of the stockholders if necessary in the event that EMC and Purchaser will be unable to effect a short-form merger. In addition, Iomega's board of directors has approved an amendment to the Rights Agreement, so that the Rights Agreement will not apply to the Offer, the Merger and the Tender and Voting Agreements (as defined below).

        No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—"Certain Legal Matters."

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay $3.85 per Share, net to the seller in cash, without interest but subject to any tax withholding, for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, Boston, Massachusetts time, on May 21, 2008, unless the Offer, in accordance with the Merger Agreement, has been extended, in which event the term "Expiration Date" shall mean the latest time and date at which the offering period of the Offer, as so extended, will expire.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions (the "Offer Conditions") described in Section 13—"Conditions of the Offer." Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

        Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and Offer Conditions in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Iomega, (a) change the form of consideration payable in the Offer, (b) decrease the Offer Price or the number of Shares sought pursuant to the Offer, (c) amend or waive the Minimum Condition, (d) add to the Offer Conditions described in Section 13—"Conditions of the Offer," or modify the Offer Conditions in a manner materially adverse to the holders of Shares, or (e) extend the Offer, except as required or permitted by the Merger Agreement.

        Upon the terms and subject to the satisfaction or waiver of the Offer Conditions, as of the Expiration Date, promptly following such date we will accept for payment, purchase and pay for any Shares validly tendered and not withdrawn by the Expiration Date. Purchaser may, without Iomega's consent, (a) extend the Offer for one or more periods of time of not less than three business days per extension if, at the time the Offer is scheduled to expire, any of the Offer Conditions are not satisfied, and in the reasonable determination of EMC, are capable of being satisfied on or prior to August 31, 2008 (the "Outside Date"), (b) extend the Offer for any period required by any rule, regulation or requirement of the SEC or the New York Stock Exchange (the "NYSE") applicable to the Offer, or (c) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        EMC has also agreed under the Merger Agreement that it will extend the Offer upon the written request of Iomega for one or more periods of not less than three business days, if all of the Offer Conditions are not satisfied, but Iomega believes that the Offer Conditions are capable of being satisfied on or prior to the Outside Date. See Section 1—"Terms of the Offer."

        Purchaser is not required to extend the Offer beyond the Outside Date or at any time when Purchaser is permitted to terminate the Merger Agreement and is not permitted to extend the Offer beyond the Outside Date without the prior written consent of Iomega. See Sections 1 and 13—"Terms of the Offer" and "Conditions of the Offer."

        There can be no assurance that Purchaser will exercise its right to extend the Offer or that it will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer,

Purchaser will disseminate additional tender offer materials and extend the Offer if, and to the extent, required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the consideration offered or a change in the percentage of Shares sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, the Offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to Iomega stockholders.

        Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, EMC and Purchaser may terminate the Merger Agreement and the Offer. See Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers—The Merger Agreement—Termination."

        Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15. See Sections 13 and 15—"Conditions of the Offer" and "Certain Legal Matters." The reservation by Purchaser of the right to delay the acceptance of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any extension, waiver or amendment of the Offer or delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Boston, Massachusetts time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the SEC.

        Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may provide a subsequent offering period upon expiration of the initial offering period of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time of between three and 20 business days, beginning no later than 9:00 a.m., Boston, Massachusetts time, on the next business day following the expiration of the initial offering period of the Offer, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer. Purchaser is not obligated to provide a subsequent offering period.

        Iomega has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Iomega's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn at the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the Offer Conditions. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, Purchaser and EMC reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—"Certain Legal Matters." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—"Certain Legal Matters."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and Offer Conditions for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        The Merger Agreement and the rights under the Merger Agreement may not be assigned without the prior written consent of the other parties to the Merger Agreement, provided however that Purchaser may assign any of its rights to any direct wholly owned subsidiary of EMC, without the consent of Iomega.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually-executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below prior to the Expiration Date. The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation."

Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

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  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all such documents will be deemed made, and risk of loss of the stock certificates shall pass, only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the Offer Price, regardless of any extension of the Offer or any delay in making such payment.

        Binding Agreement.    The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the Offer Conditions.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Iomega, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of EMC, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and Offer Conditions (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date. In addition, unless accepted for payment as provided in this Offer to Purchase, such tendered Shares may also be withdrawn at any time after August 31, 2008 (or September 30, 2008 under certain circumstances) if the Offer has not been completed in accordance with its terms by such applicable date and EMC or Iomega has terminated the Merger Agreement. See Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega—The Merger Agreement—Termination."

        For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of EMC, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares."

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

        In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period.

5.     Material U.S. Federal Income Tax Consequences

        The following discussion summarizes material U.S. federal income tax consequences expected to result to the holders of Shares who sell their Shares in the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences of a disposition of Shares in the Offer or the Merger, nor does it address any tax consequences arising under any state, local or foreign tax laws, non-income tax laws, or under any tax treaty. This discussion is based on the Internal Revenue Code of 1986, as amended, which is referred to as the "Code," Treasury regulations promulgated thereunder, judicial decisions, and published rulings and procedures of the Internal Revenue Service, which is referred to as the "IRS," all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those described below. No ruling from the IRS nor any opinion of counsel has been or will be sought with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

        This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder's particular circumstances. This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code and does not address any considerations that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, expatriates and certain former citizens or long-term residents of the U.S., entities treated as partnerships or otherwise as pass-through entities for U.S. federal income tax purposes, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, insurance companies, "S corporations," regulated investment companies, real estate investment trusts, persons who acquired Shares through the exercise of stock options or in other compensatory arrangements, persons who exercise appraisal rights under the DGCL, persons whose functional currency is not the U.S. dollar, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their Shares, tax-exempt organizations, tax-qualified retirement plans, governments or agencies or instrumentalities thereof, persons subject to the alternative minimum tax, persons who are eligible to treat their Shares as "qualified small business stock," and persons holding Shares as part of straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated investment. The tax treatment of a partnership and each partner thereof will generally depend on the status and activities of the partnership and such partner. Accordingly, partnerships and other pass-through entities, and persons holding Shares through such entities, should consult with their own tax advisors regarding the consequences of a disposition of Shares in the Offer or pursuant to the Merger.

        WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

        As used in this discussion, a "U.S. holder" is any beneficial owner of Shares that is treated for U.S. federal income tax purposes as:

  •
  an individual citizen or resident of the U.S.;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any State thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (1) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

        A "non-U.S. holder" is any beneficial owner of Shares (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. holder.

U.S. Holders

        Effect of the Offer and the Merger.    The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Shares disposed of in the Offer or the Merger. Any such gain or loss will be long-term capital gain or loss if the holding period for the Shares exceeds one year as of the date of disposition. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

        Information Reporting and Backup Withholding.    Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the IRS Substitute Form W-9 included in the Letter of Transmittal, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. holder is not subject to backup withholding. Certain U.S. holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

        Effect of the Offer and the Merger.    A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the receipt of cash for Shares in the Offer or the Merger unless:

  •
  the non-U.S. holder is an individual who was present in the U.S. for 183 days or more during the taxable year of the disposition and certain other conditions are met;

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S., and, if required by an applicable tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.; or

  •
  Iomega is or has been a U.S. real property holding corporation, which is referred to as a "USRPHC," for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date that the non-U.S. holder disposes of the Shares or the period that the non-U.S. holder held the Shares.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the U.S. Gain described in the second bullet point recognized by non-U.S. holders that are foreign corporations also may be subject to a branch profits tax at a 30% rate. With respect to the third bullet point, in general, a corporation is a USRPHC if the fair market value of its "United States real property interests" (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Iomega does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), in the event Iomega constitutes a USRPHC, any gain recognized on the receipt of cash for Shares in the Offer or the Merger generally will be subject to U.S. federal income tax only if the non-U.S. holder held (actually or constructively) more than 5% of the Shares during the shorter of the two periods described in the third bullet point. In the case of a non-U.S. holder that has held (actually or constructively) more than 5% of the Shares during the shorter of the two periods described in the third bullet point, gain described in the third bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the U.S. (and, in the case of a non-U.S. holder that is foreign corporation, also may be subject to a branch profits tax at a 30% rate). In addition, in the case of such a non-U.S. holder, the gross proceeds from a disposition of Shares in Iomega, if Iomega is a USRPHC, generally will be subject to a 10% withholding tax, which may be claimed by the non-U.S. holder as a credit against the non-U.S. holder's federal income tax liability. Non-U.S. holders should consult any income tax treaties applicable to them, as those treaties may provide for different rules.

        Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the non-U.S. holder's non-U.S.

status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6.     Price Range of Shares; Dividends

        According to Iomega's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Shares are traded on the NYSE under the symbol "IOM." The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the NYSE as reported in Iomega's Annual Report on Form 10-K for the fiscal years ended December 31, 2007 and December 31, 2006, and with respect to periods occurring in 2008 as reported by published financial sources with respect to such periods:

Fiscal Year	High	Low
2006:
First Quarter	$3.48	$2.36
Second Quarter	$3.95	$2.52
Third Quarter	$3.00	$2.16
Fourth Quarter	$4.25	$2.81
2007:
First Quarter	$4.10	$3.24
Second Quarter	$4.75	$3.55
Third Quarter	$5.75	$4.50
Fourth Quarter	$5.41	$3.26
2008:
First Quarter	$3.70	$2.26
Second Quarter (through April 21, 2008)	$3.80	$3.47

        On April 8, 2008, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NYSE was $3.64 per Share. On April 23, 2008, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $3.82 per Share. Historically, Iomega has not paid regular, recurring cash dividends. Under the terms of the Merger Agreement, Iomega is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of EMC. See Section 14—"Dividends and Distributions." Stockholders are urged to obtain a current market quotation for the Shares.

7.     Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public prior to the Effective Time. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. EMC and Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NYSE Listing.    The Shares are currently listed on the NYSE. Regardless of the bid price per Share on the NYSE, depending on the number of Shares acquired pursuant to the Offer, following the completion of the Offer, the Shares may no longer be eligible for continued listing on the NYSE.

According to the New York Stock Exchange Listed Company Manual, the Shares may no longer be eligible for listing on the NYSE if, among other things:

  •
  the total number of stockholders is less than 400;

  •
  the total number of stockholders is less than 1,200 and the average monthly trading volume is less than 100,000 shares; or

  •
  the number of publicly-held Shares is less than 200,000.

        The Shares held directly or indirectly by directors, officers, their immediate family member or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

        If the average closing price of the Shares falls below $1.00 over a consecutive 30-day trading period, Iomega will have 6 months to bring the Share price and average Share price back above $1.00 and must issue a press release disclosing the fact that it has fallen below the continued listing standards of the NYSE. In the event the Shares are not at a $1.00 share price and a $1.00 average share price over the preceding 30-day trading period after the end of the 6 months, the NYSE will initiate delisting procedures.

        If the Shares were to cease to be listed on the NYSE prior to the Effective Time, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such listing would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Iomega upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Iomega to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Sections 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Iomega. Furthermore, the ability of "affiliates" of Iomega and persons holding "restricted securities" of Iomega to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing or reporting on the NYSE.

        Purchaser intends to seek to cause Iomega to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above under the heading "NYSE Listing", the Shares might no longer constitute "margin securities" for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning Iomega

        The following description of Iomega and its business has been taken from Iomega's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and is qualified in its entirety by reference to such report.

        Iomega is a Delaware corporation. Iomega's principal executive office is located at 10955 Vista Sorrento Parkway, Suite 300, San Diego, California, 92130 and its telephone number at such principal executive office is (858) 314-7000.

        Iomega was incorporated in Delaware on April 2, 1980. Iomega designs and markets products and provides services that help Iomega's customers store and protect their valuable digital information. Iomega's six reportable segments are based primarily on the nature of its products and include Consumer Storage Solutions Products, Zip® Products, REV® Products, Network Storage Systems Products, Services and Other Products.

Certain Iomega Projections

        Prior to entering into the Merger Agreement, EMC conducted a due diligence review of Iomega, and in connection with that review, EMC received from Iomega certain projections of Iomega's future operating performance. To the knowledge of the Purchaser and EMC, Iomega does not, as a matter of course, make public forecasts regarding its future operating performance. EMC did not rely on the projections that it received from Iomega when reaching its determination to make the Offer or in determining the Offer Price. Rather, during the course of its due diligence review of Iomega, EMC prepared its own internal projections of Iomega's operating performance as a wholly owned subsidiary of EMC following the Offer and the Merger. EMC based its internal projections, in part, on the following: information that Iomega provided to EMC; publicly available information about Iomega; EMC's own beliefs regarding Iomega's future operating prospects in light of EMC's view of the industry in which Iomega operates, as well as general business, economic, market and financial conditions; and the potential synergies to be derived by incorporating Iomega's business into EMC's operations.

        The projections that EMC received from Iomega included, among other things, the following forecasts of Iomega for 2008, which forecasts were dated as of December 17, 2007. According to Iomega, these projections were based upon management's annual operating plan process and consideration of 2007 results, expected market growth in 2008, the impact of new products, and resource investments necessary to achieve the growth goals.

Net Revenue	$405.9-469.2 million
Gross Margin	14.4%-15.2%
Operating Income (loss)	$12.0-17.6 million
Net Income	$7.9-11.9 million
GAAP EPS	$0.14-0.21

        EMC has been advised by Iomega that Iomega did not prepare the projections described above with a view to public disclosure or compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants

regarding the preparation and presentation of financial projections or forecasts. In addition, Iomega's independent accountants did not examine or compile any of the projections described above, or express any conclusion or provide any assurance with respect to such projections.

        The projections described above constitute forward-looking statements and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results reflected in such projections, including, without limitation, those described in Iomega's most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended. At the time of receipt, EMC was advised by Iomega that the projections described above were subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections described above also reflect numerous assumptions (not all of which were provided to EMC), all of which were made by Iomega's management, with respect to industry performance, general business, economic, market and financial conditions, competition and other matters that are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond Iomega's control. Neither Purchaser nor EMC approved the assumptions or the methodology used to produce the projections. Accordingly, there can be no assurance that the assumptions made in preparing the projections described above will prove accurate, and actual results may be materially lower than those contained in such projections.

        The inclusion of the projections described above in this Offer to Purchase should not be regarded as an indication that any of Purchaser, EMC, Iomega or their respective affiliates or representatives considered in the past or currently consider such projections to be a reliable prediction of future events, and such projections should not be relied upon as such. None of Purchaser, EMC, Iomega or any of their respective affiliates or representatives has made or makes any representation to any person regarding the information contained in the projections described above, and none of them intends to update or otherwise revise such projections to reflect circumstances existing after the date that Iomega prepared such projections or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such projections are shown to be in error.

  Holders of Shares are cautioned not to place undue reliance on the projections.

        Available Information.    Iomega is subject to the information and reporting requirements of the Exchange Act and is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Iomega's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Iomega's securities, any material interests of such persons in transactions with Iomega, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Iomega's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Iomega, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Iomega contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although EMC and Purchaser have no knowledge that any such information contains any misstatements or omissions, none of EMC, Purchaser, or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Iomega contained in such documents and records or for any failure by Iomega to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain Information Concerning Purchaser and EMC

        Purchaser.    Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a direct wholly owned subsidiary of EMC. The principal executive offices of Purchaser are located at 176 South Street, Hopkinton, Massachusetts 01748, and Purchaser's telephone number at such principal executive offices is (508) 435-1000.

        EMC.    EMC is a Massachusetts corporation. The principal executive offices of EMC are located at 176 South Street, Hopkinton, Massachusetts 01748, and EMC's telephone number at such principal executive offices is (508) 435-1000.

        EMC develops, delivers and supports the information technology industry's broadest range of information infrastructure technologies and solutions. EMC's Information Infrastructure business supports customers' information lifecycle management strategies and helps them build information infrastructures that store, protect, optimize and leverage their vast and growing quantities of information. EMC's Information Infrastructure business consists of three segments—Information Storage, Content Management and Archiving, and RSA Information Security. EMC's VMware Virtual Infrastructure business, which is represented by a majority equity stake in VMware, Inc., is the leading provider of virtualization solutions that separate the operating system and application software from the underlying hardware to achieve significant improvements in efficiency, availability, flexibility and manageability.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of EMC and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

        None of EMC, Purchaser or, to the knowledge of EMC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of EMC, Purchaser or, to the knowledge of EMC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of EMC, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Iomega; (b) none of EMC, Purchaser or, to the knowledge of EMC or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Iomega during the past 60 days; (c) none of EMC, Purchaser, their subsidiaries or, to the knowledge of EMC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Iomega (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of

EMC, Purchaser, their subsidiaries or, to the knowledge of EMC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Iomega or any of its executive officers, directors or affiliates, on the other hand; and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of EMC, Purchaser, their subsidiaries or, to the knowledge of EMC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Iomega or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Iomega's securities, an election of Iomega's directors or a sale or other transfer of a material amount of assets of Iomega. For a discussion of the exceptions to the foregoing, see Section 10—"Background of the Offer; Past Contacts or Negotiations with Iomega" and Section 11—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers—Tender and Voting Agreements."

        Purchaser and EMC do not believe that Purchaser's financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if Purchaser consummates the Offer, Purchaser and/or EMC will acquire all remaining Shares in the Merger for the same cash Offer Price in the Merger, and (d) EMC has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

10.   Background of the Offer; Past Contacts or Negotiations with Iomega

  Background of the Offer

        EMC regularly evaluates different strategies to improve its competitive position and enhance shareholder value, including opportunities to acquire other companies or their assets. As part of this evaluation process, on June 5, 2007, David A. Donatelli, EMC's president, storage division, gave a presentation to the mergers and acquisitions committee of the EMC board of directors (the "M&A Committee") on the storage division's business strategy and such strategy's anticipated effect on future acquisitions, including potential candidates for strategic transactions. As EMC and Iomega have had a business relationship since 2004, in his presentation, Mr. Donatelli identified Iomega as a potential candidate.

        On June 19, 2007, Joel Schwartz, EMC's senior vice president & general manager, common storage platform operations, met with Jonathan Huberman, Iomega's chief executive officer, to discuss the ongoing business relationship between EMC and Iomega with respect to EMC's Retrospect® software and potentially with respect to EMC's new LifeLine™ network storage operating system. In light of EMC's apparent strategic interest in becoming more active in the consumer, small business market segment, Mr. Huberman suggested to Mr. Schwartz that EMC consider a strategic transaction with Iomega. Mr. Schwartz took the suggestion under advisement.

        Approximately three weeks later, Mr. Schwartz invited Iomega's management to visit EMC to explore Mr. Huberman's suggestion and to review preliminary due diligence materials regarding Iomega. On July 30 and 31, 2007, Mr. Huberman, Thomas D. Kampfer, Iomega's chief operating officer and president, and Preston Romm, Iomega's vice president of finance and chief financial officer met with Mr. Schwartz and representatives from EMC's corporate development, product marketing and LifeLine engineering groups to review preliminary due diligence on Iomega. After discussions, EMC indicated to Mr. Huberman that it had decided to terminate acquisition discussions, which discussions were terminated completely between Iomega and EMC in August 2007.

        The parties continued their pre-existing business relationship, which included discussions of Retrospect and LifeLine opportunities, as well as a new product collaboration around on-line backup and storage services. On January 4, 2008, EMC and Iomega entered into an OEM agreement which allows Iomega to embed LifeLine software into its multi-drive network storage products.

        On December 12, 2007, Iomega entered into a share purchase agreement (the "Purchase Agreement") with ExcelStor Great Wall Technology Limited ("EGWTL"), Shenzhen ExcelStor Technology Limited ("SETL" and, together with EGWTL, "ExcelStor"), Great Wall Technology Company Limited ("GWT"), ExcelStor Group Limited ("EGL") and ExcelStor Holdings Limited ("EHL" and, together with GWT and EGWTL, the "Selling Shareholders"), which provided for the acquisition by Iomega of 100% of the outstanding equity interests in ExcelStor from the Selling Shareholders in exchange for shares of Iomega common stock representing 60% of the fully diluted capitalization of Iomega.

        On February 29, 2008, EMC's senior management participated in a meeting with the M&A Committee to discuss the possibility of making a non-binding offer to acquire Iomega based on an analysis of the potential significant benefits of such an acquisition. At that meeting, the M&A Committee authorized representatives from EMC to contact Iomega with an unsolicited, non-binding indication of interest to acquire Iomega for $3.25 per share and delegated the authority to negotiate the price within a certain range to the senior management of EMC.

        On March 5, 2008, Matthew Olton, EMC's vice president, corporate development, electronically delivered a letter to Mr. Huberman containing EMC's unsolicited non-binding indication of interest to acquire Iomega for $3.25 per share, assuming a total of approximately 54.8 million outstanding shares. The indication of interest was contingent upon, among other things, satisfactory completion of due diligence, the approval of a post-acquisition plan for the acquisition, the negotiation of definitive documentation and the receipt of any necessary corporate approvals by each party.

        On March 9, 2008, the Iomega board of directors held a telephonic meeting to review the EMC indication of interest. At the meeting, after receiving presentations from its financial advisors, Thomas Weisel Partners LLC ("Thomas Weisel Partners"), and its legal counsel, Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings"), the Iomega board of directors determined that the EMC indication of interest did not reasonably constitute a superior proposal within the meaning of the Purchase Agreement. The Iomega board of directors reached its conclusion based upon valuation of the proposed transaction and its view that the proposed due diligence contingencies were overly broad.

        On March 10, 2008, Iomega issued a press release announcing the receipt of the EMC non-binding indication of interest and the decision of the board of directors of Iomega that the indication of interest did not reasonably constitute a superior proposal within the meaning of the Purchase Agreement.

        On March 13, 2008, Mr. Olton electronically delivered a letter to Mr. Huberman containing a revised non-binding indication of interest to acquire Iomega for $3.75 per share, assuming a total of approximately 54.8 million shares outstanding. The revised proposal was subject to completion of due diligence, negotiation of definitive documentation and the receipt of any necessary corporate approvals by each party.

        On March 14, 2008, the Iomega board of directors held a telephonic meeting to review the revised non-binding indication of interest from EMC. At the meeting, the Iomega board of directors, after receiving presentations from Thomas Weisel Partners and Paul Hastings, determined that the revised non-binding indication of interest from EMC would reasonably constitute a superior proposal, as required by the Purchase Agreement prior to engaging in discussions and negotiations with EMC. The Iomega board of directors also determined that, pursuant to the terms of the Purchase Agreement, Iomega should proceed to furnish information to, and enter into discussions with, EMC to determine whether Iomega and EMC could reach a definitive agreement on the terms of the revised non-binding indication of interest from EMC. Later that same day, Mr. Huberman telephoned Mr. Olton and provided notice that Iomega's board of directors had met and determined that the proposal from EMC would reasonably constitute a superior proposal and that Iomega intended to send the notice to Excelstor required by the Purchase Agreement.

        On March 17, 2008, prior to the opening of trading on the NYSE, Iomega issued a press release announcing the receipt of EMC's revised non-binding indication of interest and the determination of the Iomega board of directors that the revised indication of interest would reasonably constitute a superior proposal, as defined in the Purchase Agreement.

        On March 19, 2008, EMC and Iomega entered into a confidentiality agreement and, beginning on that date and continuing throughout the negotiation process, Iomega made available to EMC and its representatives an electronic data room containing due diligence materials regarding Iomega.

        Commencing March 19, 2008, representatives from EMC met with Iomega's management and technical teams and advisors to begin a financial, operational and legal due diligence review of Iomega.

        On March 27, 2008, EMC delivered to Iomega a draft merger agreement. Between March 27, 2008 and April 7, 2008, Iomega and Iomega's legal counsel and EMC and EMC's legal counsel, Bingham McCutchen LLP ("Bingham"), exchanged and commented upon the draft Merger Agreement and related documents in connection with the proposed transaction, including the tender and voting agreements and the employment agreements with certain executives of Iomega.

        On March 29, 2008, a representative from Thomas Weisel Partners telephoned Mr. Olton to disclose that Iomega had discussed a revised offer from the Selling Shareholders with respect to the Purchase Agreement.

        On April 4, 2008, the Iomega board of directors held a telephonic meeting to review the revised offer from the Selling Shareholders and ExcelStor and to compare it to EMC's revised non-binding indication of interest. After a lengthy discussion with input from the representatives of both Thomas Weisel Partners and Paul Hastings, the Iomega board of directors reaffirmed its view that EMC's revised non-binding indication of interest would reasonably constitute a superior proposal, as defined by the Purchase Agreement, but also concluded that the difference between the two proposals had narrowed.

        On April 4, 2008, Mr. Olton informed Mr. Huberman via telephone that EMC would increase its non-binding indication of interest to acquire Iomega to $3.85 per share. From April 4 to 7, 2008, EMC and Iomega finalized all remaining issues in the Merger Agreement to the mutual satisfaction of EMC and Iomega.

        On April 6, 2008, Iomega's board of directors met and determined that the most recent proposal from EMC constituted a superior proposal under the Purchase Agreement. As required by the Purchase Agreement before Iomega could enter into a definitive agreement with EMC, shortly prior to 10:00 a.m. Pacific Time on April 6, 2008, Iomega provided to the Selling Shareholders and ExcelStor the notice informing them that the Iomega board of directors had determined that the revised non-binding indication of interest from EMC, as modified on April 4, 2008, constituted a superior proposal and stating the reasons for their determination.

        On April 6 and April 7, 2008, EMC and Iomega and their representatives finalized all legal documentation for the transaction.

        On April 7, 2008, the M&A Committee reviewed the Merger Agreement and the transactions contemplated thereby and recommended that the EMC board of directors approve the same. On that same day, the EMC board of directors, in an action taken by unanimous written consent, approved the Merger Agreement and the transactions contemplated thereby.

        During the morning of April 8, 2008, and prior to a pending meeting of the Iomega board of directors, EMC advised Iomega that EMC was ready and willing to execute and deliver the Merger Agreement and the related documents to the transaction, subject only to the termination by Iomega of the Purchase Agreement in accordance with its terms. Later that same day, the Iomega board of directors met and determined, by unanimous vote, to terminate the Purchase Agreement and to approve the payment to the Selling Shareholders of the $7.5 million termination fee, as required by the Purchase Agreement. The Iomega board of directors also unanimously determined to approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and to recommend that Iomega's stockholders accept the Offer and tender their Shares to EMC pursuant to the Offer.

        Following the payment of the termination fee and the delivery of the termination notice to the Selling Shareholders and ExcelStor, in the afternoon of April 8, 2008, EMC, Purchaser and Iomega executed the Merger Agreement, the directors and executive officers of Iomega and EMC executed the tender and voting agreements and certain executive officers of Iomega and EMC executed employment agreements. After the close of trading on the NYSE, on April 8, 2008, EMC and Iomega issued a joint press release announcing the entry into the Merger Agreement, and Iomega issued a press release announcing termination of the Purchase Agreement and the payment of the $7.5 million termination fee to the Selling Shareholders.

        On April 24, 2008, Purchaser commenced the Offer.

  Other Past Contacts; Transactions and Agreements

        Reynolds Bish, a member of the Iomega board of directors, was the President and Chief Executive Officer of Captiva Software Corporation ("Captiva") when EMC acquired Captiva on December 30, 2005 and served as vice president, EMC software group, and president and general manager of EMC Captiva from January to August 2006. Pursuant to Mr. Bish's employment with EMC, EMC paid Mr. Bish salary and bonuses of $754,259 in 2006. In connection with the Captiva acquisition, EMC assumed Mr. Bish's existing options to purchase Captiva common stock which were converted at closing into options to purchase 798,426 shares of EMC common stock. The vesting of Mr. Bish's options was accelerated upon his termination of employment in August 2006, at which time Mr. Bish exercised all of his options for a taxable gain of $2,008,608.

11.   Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers

        Purpose of the Offer and Plans for Iomega.    The purpose of the Offer and the Merger is for EMC, through Purchaser, to acquire control of, and the entire equity interest in, Iomega. Pursuant to the Merger, EMC will acquire all of the outstanding capital stock of Iomega not purchased pursuant to the Offer, the Top-Up Option or otherwise. Stockholders of Iomega who tender their Shares in the Offer will cease to have any equity interest in Iomega or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders in the Offer will also no longer have an equity interest in Iomega. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Iomega will not bear the risk of any decrease in the value of Iomega.

        Assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, EMC is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the board of directors of Iomega. See "The Merger Agreement—Directors" below.

        In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer, EMC will acquire the remaining Shares pursuant to the Merger.

        EMC and Purchaser are conducting a detailed review of Iomega and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. EMC and Purchaser will continue to evaluate the business and operations of Iomega during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, EMC intends to review such information as part of a comprehensive review of Iomega's business, operations, capitalization, and management with a view to optimizing development of Iomega's potential in conjunction with EMC's existing businesses. Possible changes could include changes in Iomega's business, corporate structure, charter, by-laws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, EMC and Purchaser have no current plans with respect to any of such matters.

        Subsequent to the Merger, EMC intends to terminate Iomega's separate existence and to integrate Iomega's existing business into a division of EMC. Except as disclosed in this Offer to Purchase, neither Purchaser nor EMC has any other present plans or proposals that would result in an extraordinary corporate transaction involving Iomega or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Iomega's capitalization, corporate structure, business or composition of its management or board of directors.

        After the purchase of the Shares in the Offer, EMC will be entitled to appoint its representatives to the board of directors of Iomega in proportion to its ownership of the outstanding Shares, as described below in "The Merger Agreement—Directors." After the consummation of the Offer, Iomega will be a subsidiary of the Purchaser, which is a wholly owned subsidiary of EMC. After consummation of the Offer and the Merger, the reconstituted Iomega board of directors expects to work with Iomega's management to evaluate and review Iomega and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate Iomega into EMC's business units and market units. As a result of this review and integration, it is possible that EMC and, after completion of the Offer and the Merger, the reconstituted Iomega board of directors, could implement changes to Iomega's business or capitalization.

The Merger Agreement

        This section of the Offer to Purchase describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed by EMC on April 24, 2008 (the "Schedule TO") and is incorporated herein by reference. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger.

        The Offer.    The Merger Agreement provides that the Offer will be conducted on the terms and subject to the conditions described in Section 1—"Terms of the Offer" and Section 13—"Conditions of the Offer."

        Iomega has agreed to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 that will comply in all material respects with the provisions of the Exchange Act and all other applicable law. Iomega also has agreed to cause the Schedule 14D-9 to be disseminated to Iomega's stockholders, together with this Offer to Purchase and other related documents, promptly after the commencement of the Offer.

        Directors.    The Merger Agreement provides that, at the time Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the "Acceptance Date"), EMC will be entitled to designate a number of directors of Iomega (rounded up to the next whole number) that is equal to the product of the total number of directors of Iomega (including any directors designated by EMC) multiplied by the percentage that the aggregate number of Shares beneficially owned by EMC and Purchaser and any of their affiliates bears to the total number of Shares then outstanding (disregarding any unvested or unexercised options to purchase Shares).

        Top-Up Option.    Subject to certain terms and conditions set forth in the Merger Agreement, Iomega has granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase up to that number of Shares (the "Top-Up Option Shares") that, when added to the number of Shares owned by EMC, Purchaser and any of their respective affiliates immediately following consummation of the Offer, will constitute one share more than 90% of the Shares outstanding immediately prior to the Acceptance Date (including any unexercised options to acquire Shares outstanding immediately prior to the Acceptance Date and after giving effect to the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Offer Price, payable in cash. The exercise of the Top-Up Option is subject to EMC or Purchaser beneficially owning at least 75% of the number of Shares then outstanding and to the condition that the Top-Up Option be exercisable for a number of Shares not in excess of the total authorized and unissued Shares.

        The Top-Up Option may be exercised by Purchaser, whether in whole or in part, in accordance with the procedures set forth in the Merger Agreement, at any time after the Acceptance Date and prior to the earlier of the Effective Time, and the termination of the Merger Agreement in accordance with its terms. The purchase price for the Top-Up Option Shares will be payable by EMC or Purchaser by delivery of, at their option, (a) immediately available funds by wire transfer or (b) issuance of a promissory note, bearing simple annual interest at 5% and due on the first anniversary of the closing of the purchase of the Top-Up Option Shares by Purchaser, plus payment in cash in the amount of the aggregate par value of the Top-Up Option Shares by Purchaser.

        The Top-Up Option is intended to expedite the completion of the Merger by permitting the Merger to occur pursuant to Delaware's short-form merger statute at a time when the approval of the Merger at a meeting of Iomega's stockholders would be assured because of Purchaser's ownership of a majority of outstanding Shares following completion of the Offer.

        The Merger.    On the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with DGCL, at the Effective Time, Purchaser will merge with and into Iomega, immediately after which the separate corporate existence of Purchaser will cease, and Iomega will continue its corporate existence under Delaware law as the surviving corporation in the Merger and a wholly owned subsidiary of EMC.

        The closing of the Merger will take place at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California, 94303, as soon as reasonably practicable (and in no event later than three business days) after the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other time as EMC and Iomega may otherwise agree (the "Closing Date").

        In connection with the closing, EMC, Purchaser and Iomega have agreed to cause a certificate of merger to be filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger will become effective upon the later of: (a) the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware, and (b) such other date and time as may be specified in the certificate of merger.

        Stockholders' Meeting; Merger Without a Meeting of Stockholders.    If, pursuant to the Offer, through exercise of the Top-Up Option, or otherwise, EMC, Purchaser or any other subsidiary of EMC owns at least 90% of the outstanding Shares, Iomega, EMC and Purchaser, as well as the parties to the Tender and Voting Agreements described below, have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable thereafter, without a meeting of stockholders of Iomega, in accordance with Section 253 of the DGCL. If, after consummation of the

Offer, EMC and Purchaser have purchased less than 75% of the Shares then outstanding and are unable to exercise the Top-Up Option, a meeting of the stockholders of Iomega will be required to complete the Merger. In this event, Iomega intends to hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the Merger Agreement. In order to hold a stockholders' meeting, Iomega will be required to circulate a proxy statement, which may be subject to review by the SEC. As a result, the final consummation of the Merger may be delayed if EMC and Purchaser are unable to purchase more than 75% of the Shares then outstanding upon the consummation of the Offer.

        Iomega's board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, its stockholders, directed that the Merger Agreement be submitted for approval at a meeting of its stockholders, and unanimously recommends that its stockholders accept the Offer, tender their Shares pursuant to the Offer and approve the Merger and adopt the Merger Agreement. In addition, Iomega's board of directors has approved an amendment to the Rights Agreement, so that the Rights Agreement will not apply to the Offer, the Merger or the Tender and Voting Agreements.

        Conversion of Securities.    At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than any Shares owned by Iomega as treasury stock or owned by EMC, Purchaser or any direct or indirect wholly owned subsidiary of EMC or Iomega, in each case immediately prior to the Effective Time, or Shares owned by stockholders who will have neither voted in favor of the Merger nor tendered their Shares in the Offer and who demand and perfect their dissenters' rights in respect of such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), subject to any applicable withholding taxes, upon the surrender of the certificate representing such Share in accordance with the terms of the Merger Agreement and in the manner provided therein.

        Stock Options.    Every option to acquire Shares under a benefit plan of Iomega that is outstanding immediately prior to the Effective Time (the "Iomega Options") will be assumed by EMC at the Effective Time and converted into an option to acquire, on the same terms and conditions as were applicable to the Iomega Options, the number of shares of common stock of EMC, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to Iomega Options immediately prior to the Effective Time by a fraction (the "Option Exchange Ratio"), the numerator of which shall equal the Merger Consideration and the denominator of which shall be the average of the closing prices of the common stock of EMC on the NYSE as reported on www.nyse.com for the five trading days ending on (and inclusive of) the trading day that is two trading days prior to (and inclusive of) the Closing Date. The exercise price per share of the common stock of EMC subject to each such converted Iomega Option will be equal to the per share exercise price for Shares otherwise purchasable pursuant to such Iomega Option divided by the Option Exchange Ratio, rounded up to the nearest whole cent.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Iomega to Purchaser and EMC, and representations and warranties made by Purchaser and EMC to Iomega, and such representations and warranties may be subject to important limitations and qualifications agreed to by the parties in negotiating the terms of the Merger Agreement. In particular, the representations and warranties that Iomega made are qualified by confidential disclosure schedules that Iomega delivered to Purchaser and EMC concurrently with the execution of the Merger Agreement. In addition, some representations and warranties not made as of a specified date may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        Iomega's representations and warranties relate to, among other things, the following matters:

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  corporate matters related to Iomega and its subsidiaries' such as proper organization, standing, power and authority;

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  capitalization of Iomega and its subsidiaries;

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  authorization of the Merger Agreement, the Merger and the Offer;

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  the termination of, and payment of all termination fees and costs with respect to, the Purchase Agreement;

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  consents, approvals and no violation of laws, governance documents or agreements;

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  the amendment to the Rights Agreement to exempt the transactions contemplated by the Merger Agreement;

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  compliance with the requirements of the Exchange Act or the Securities Act and SEC rules and regulations promulgated thereunder, since January 1, 2004;

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  the non-occurrence of a Company Material Adverse Effect (as defined below) or prohibited actions of the type described under "Conduct of Iomega's Business Pending Merger," below since December 31, 2007;

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  tax matters;

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  title to properties and the absence of liens;

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  intellectual property;

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  legal proceedings;

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  compliance with applicable legal requirements and permits;

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  environmental matters;

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  absence of undisclosed brokers' fees;

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  absence of certain undisclosed interested-party transactions and undisclosed interests of Iomega's officers and directors;

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  matters relating to employee benefit plans and compensation;

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  material contracts;

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  warranties and product recall liability;

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  insurance;

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  compliance with export control laws;

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  compliance with anti-corruption or anti-bribery laws;

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  the accuracy and compliance with applicable securities law of the information supplied by Iomega for inclusion in filings made with the SEC in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement;

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  the opinion of Thomas Weisel Partners LLC; and

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  absence of discussions by Iomega or its subsidiaries with any third party regarding a sale of capital stock or assets.

        Some of Iomega's representations and warranties are qualified by a "Company Material Adverse Effect" which means, under the Merger Agreement, any fact, change, event, violation, inaccuracy, circumstance or effect, individually or when taken together with all other effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, that

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  is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Iomega taken as a whole with its subsidiaries; exclusive of any effect, after the date of the Merger Agreement, resulting from:

            (1)   changes affecting the general economic, financial or political conditions, to the extent such changes do not have a materially disproportionate impact on Iomega and its subsidiaries, taken as a whole, relative to other comparable companies;

            (2)   changes affecting the industry in which Iomega and its subsidiaries operate, to the extent such changes do not have a materially disproportionate impact on Iomega and its subsidiaries, taken as a whole, relative to other comparable companies;

            (3)   acts of terrorism, war or other catastrophic events;

            (4)   the public disclosure or pending nature of the Merger Agreement and the transactions contemplated by the Merger Agreement; or

            (5)   changes in legal requirements or generally accepted accounting principles (or any interpretation of such generally accepted accounting principles) applicable to Iomega and its subsidiaries; or

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  prevents or materially impedes or delays, or would reasonably be expected to materially impede or delay, the ability of Iomega to consummate the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement and applicable legal requirements.

        The Merger Agreement also contains various representations and warranties made by Purchaser and EMC to Iomega that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

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  corporate matters, such as organization, standing, power and authority;

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  authorization of the Merger Agreement and the transactions contemplated thereby;

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  consents, approvals and no violation of laws, governance documents or agreements;

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  brokers' fees;

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  the accuracy and compliance with applicable securities law of the information supplied by EMC or Purchaser for inclusion in filings made with the SEC in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement;

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  absence of legal proceedings;

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  available funds of EMC;

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  ownership and activities of Purchaser; and

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  that neither EMC, Purchaser or any of their respective affiliates or associates is or has been in the last three years, an interested stockholder of Iomega, as defined in Section 203 of the DGCL.

The representations and warranties of each of the parties contained in the Merger Agreement will expire upon the Effective Time.

        Conduct of Iomega's Business Pending Merger.    Under the Merger Agreement, Iomega has agreed that it will, and will cause, each of its subsidiaries to, unless EMC otherwise consents in writing or subject to certain exceptions, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time (the "Pre-Closing Period"):

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  conduct its business in the ordinary course consistent with past practices and in compliance with all applicable laws and the requirements of all contracts enforceable against Iomega or its subsidiaries;

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  timely file all reports and other required filings with the SEC;

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  comply with and enforce its intellectual property contracts and rights;

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  maintain insurance coverage;

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  avoid actions that would adversely affect or materially delay obtaining necessary approvals, performance of covenants and agreements under the Merger Agreement or completion of the transactions contemplated by the Merger Agreement; and

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  use, and cause its subsidiaries to use, all reasonable efforts to (a) maintain and preserve intact the business organization and the goodwill of Iomega and its subsidiaries, (b) keep available the services of the current officers and employees of Iomega and its subsidiaries and (c) preserve present relationships with customers, suppliers, landlords, creditors, licensors, licensees, channel partners and other persons with which Iomega and each of its subsidiaries have significant business relations.

        Iomega also has agreed that during the Pre-Closing Period, Iomega will not, and will cause each of its subsidiaries not to, directly or indirectly do, propose to do, or agree to do, any of the following without EMC's prior written consent, other than as expressly permitted or contemplated by the Merger Agreement:

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  amend or otherwise change its charter, bylaws or other comparable organizational documents, or change its fiscal year;

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  adopt, amend, terminate the Rights Agreement or implement any "poison pill," anti-takeover plan or other similar plan;

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  authorize, issue, sell, grant, dispose of, deliver or encumber, any capital stock or other securities of Iomega or any of its subsidiaries;

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  declare, set aside or pay any dividend or other distribution in respect of any of its capital stock or other equity or voting interests;

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  split, combine, recapitalize or reclassify any of its capital stock or other equity or voting interests or issue;

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  amend the terms or change the period of exercisability of any securities of Iomega or any of its subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any securities of Iomega or any of its subsidiaries;

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  purchase, repurchase, redeem or otherwise acquire any securities of Iomega or any of its subsidiaries;

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  amend or waive any of its rights under, or accelerate the vesting under, any provision of any plan or agreement governing Iomega Options, other than as provided under present plans or agreements;

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  acquire, lease or license any right or other asset except for assets acquired, leased or licensed by Iomega in the ordinary course of business consistent with past practices and not requiring payment to be made in excess of $250,000 individually or $500,000 in the aggregate;

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  incur or guarantee any debt, assume, endorse or become responsible for the obligations of any person or enter into any arrangement having the economic effect of any of the foregoing;

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  make any loans or advances or capital contributions to or investments in any other person, except in each case, with respect to obligations of the subsidiaries of Iomega or customary employee travel advances;

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  make any capital expenditures or any obligations or liabilities for capital expenditures outside the ordinary course of business consistent with past practices, or otherwise in excess of $250,000 individually, or $500,000 in the aggregate, during the Pre-Closing Period;

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  sell, pledge, license or dispose of, or encumber any material assets or properties of Iomega or any of its subsidiaries except in the ordinary course of business and in a manner consistent with past practices, not in excess of $250,000 individually, or $500,000 in the aggregate;

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  grant or exclusively license or permit to lapse any Iomega intellectual property rights, or transfer or license to any person any Iomega intellectual property right, other than in the ordinary course of business consistent with past practices;

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  enter into, renew, amend, terminate or waive, any material right or remedy under (1) any material contract except in the ordinary course of business consistent with past practices, (2) any lease relating to real property or personal property, (3) any material permit of Iomega or its subsidiaries, or (4) any license with respect to Iomega's intellectual property except in the ordinary course of business consistent with past practices;

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  modify its standard product warranty terms in any manner that is materially adverse to Iomega or any of its subsidiaries;

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  enter into or amend any material contract providing exclusivity, non-competition, non-solicitation or similar rights to any party or which restricts Iomega or any of its subsidiaries from competing in any line of business, in any geographic area or with any person or engaging in any activity or business;

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  increase the compensation, severance or other termination or other benefits of, or pay any bonus to, any employee, officer, director or independent contractor of Iomega;

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  except as required to comply with applicable laws or any benefit plan of Iomega in effect on the date of the execution of the Merger Agreement under any Iomega benefit plan, (1) pay any benefit not provided for under any benefit plan, (2) grant any awards, (3) fund or in any other way secure the payment of compensation or benefits, (4) accelerate the vesting or payment of any compensation or benefit, or (5) terminate, enter into or amend any such benefit plan of Iomega, exclusive of immaterial or administrative matters;

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  adopt, enter into or amend any employment agreement other than offer letters entered into with new employees in the ordinary course of business consistent with past practices that provide, except as required by applicable laws, for "at will employment" with no severance benefits;

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  hire any new employee at the level of vice president or above or with an annual base salary in excess of $200,000 or engage any independent contractor whose relationship may not be terminated by Iomega on 90 days' notice or less, without penalty;

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  enter into any labor or collective bargaining agreement or other labor union contract;

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  except as authorized and in accordance with generally accepted accounting principles and the critical accounting policies of Iomega disclosed in its Annual Report on Form 10-K for fiscal year 2007 or as required by applicable laws, materially revalue its assets, change accounting or tax reporting policies, principles or procedures, change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

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  take or omit to take certain actions with respect to Iomega's tax liabilities or returns other than in the ordinary course of business consistent with past practices;

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  pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course of business consistent with past practices;

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  fail to timely pay accounts payable and other obligations in the ordinary course of business consistent with past practices;

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  modify the payment terms of any receivables other than in the ordinary course of business consistent with past practices;

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  sell or dispose of accounts receivable other than in the ordinary course of business consistent with past practices or permit any material change in the level of product returns;

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  permit any material change in the level of product returns, materially increase consumer rebates, discounts or refunds, or grant credits to any end user, reseller, distributor or the like except in the ordinary course of business consistent with past practices;

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  institute, settle or compromise any pending or threatened legal proceeding or agree to do so;

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  adopt a plan or agreement for the complete or partial liquidation or dissolution of Iomega or any of its subsidiaries or authorize or become party to an Acquisition Proposal (as defined below), recapitalization, spin-off, split-up, divestiture, consolidation, reclassification of shares, or similar transaction (other than the Merger);

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  enter into, amend or terminate any letter of intent, or similar agreement for any joint venture, strategic alliance, or supply arrangement or any other material transaction, or take any other material action outside the ordinary course of business and inconsistent with past practices; or

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  enter into any material new line of business, change operating policies, commit to or implement a material reduction-in-force, or combine, reorganize or restructure any material portion of Iomega's operations, or the operations of any subsidiary, taken as a whole, except as required by applicable laws.

        Acquisition Proposals.    Subject to certain exceptions described below, from and after the date of the Merger Agreement and until the termination of the Merger Agreement pursuant to its terms, Iomega has agreed not to, and not to authorize or permit its subsidiaries or any of its or their respective representatives to:

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  initiate, solicit, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal;

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  participate in or encourage any discussions or negotiations, including furnishing to any person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that constitutes or may be reasonably likely to lead to, an Acquisition Proposal;

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  terminate or amend any standstill, confidentiality or similar agreement;

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  approve any transaction under, or take any action to exempt any person from the restrictions contained in Section 203 of the DGCL; or

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  enter into any letter of intent, term sheet, merger agreement or other agreement, arrangement or understanding relating to any Acquisition Proposal.

        As used in the Merger Agreement, "Acquisition Proposal" with respect to Iomega means any offer, inquiry, indication of interest or proposal relating to any transaction or series of related transactions involving:

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  the sale, license, lease, transfer, disposition or acquisition of all or a substantial portion of (excluding sales of inventory and licensing of Iomega products or services in the ordinary course of business consistent with past practices) the business or assets of Iomega or any of its subsidiaries;

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  the issuance, disposition or acquisition of (1) any capital stock or other equity security of Iomega (other than Iomega Options issued in the ordinary course of business consistent with past practices under a benefit plan of Iomega and Shares issued upon exercise of such options), (2) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Iomega (other than Iomega Options issued in the ordinary course of business consistent with past practices under a benefit plan of Iomega), or (3) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Iomega (other than Iomega Options issued in the ordinary course of business consistent with past practices under a benefit plan of Iomega); in each of clauses (1) through (3), representing in the aggregate 10% or more of the voting power of Iomega;

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  any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving Iomega that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Iomega;

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  any liquidation, dissolution, recapitalization or other significant corporate reorganization of Iomega or any of its subsidiaries; or

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  any combination of the foregoing; provided, however, that the transactions between EMC and Iomega contemplated by the Merger Agreement will not be deemed an Acquisition Proposal.

        However, prior to, but not after, the Acceptance Date, in response to an unsolicited bona fide written Acquisition Proposal, if, the Iomega board of directors determines in good faith, (a) after consultation with a nationally recognized financial advisor and Iomega's outside legal counsel that such proposal would reasonably constitute a Superior Proposal (as defined below) and (b) after consultation with Iomega's outside legal counsel, that the failure to take action would reasonably likely constitute a violation of its fiduciary duties under applicable laws, Iomega has first given EMC a written notice that states that Iomega has received such Acquisition Proposal, and includes the material terms and conditions of such Acquisition Proposal, the identity of the person or group making such Acquisition Proposal and a copy of all written materials provided in connection with any such Acquisition Proposal, then Iomega may:

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  furnish information with respect to Iomega and its subsidiaries to the person making such Acquisition Proposal and its representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive than those contained in the nondisclosure agreement entered into by EMC and Iomega, it being understood that such confidentiality agreement will not include any provision calling for an exclusivity right to negotiate with such person or having the effect of prohibiting Iomega from complying with its obligations under the Merger Agreement; and

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  participate in discussions or negotiations with such person and its representatives regarding such Acquisition Proposal.

        Iomega has agreed to concurrently provide or make available to EMC any material non-public information concerning Iomega or any of its subsidiaries that is provided to the person making such Acquisition Proposal or its representatives that was not previously provided or made available to EMC.

        As used in the Merger Agreement, "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal for 100% of the voting power of Iomega equity securities or 100% of any class of equity on terms that the Iomega board of directors has in its good faith business judgment concluded, after consultation with Iomega's financial advisor of nationally recognized reputation and Iomega's outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer (including any terms thereof relating to break-up fees, expense reimbursement and conditions to consummation), and the party or parties making the offer, to be more favorable, from a financial point of view, to Iomega's stockholders (in their capacities as stockholders) than the terms of the Offer and the Merger. To be a Superior Proposal, such Acquisition Proposal must, among other things, provide to Iomega's stockholders (in their capacities as stockholders) consideration with a value per Share that is greater than the Offer Price and be reasonably capable of being consummated in a timely manner on the terms so proposed and for which financing, to the extent required, is then fully committed or reasonably determined by the Iomega board of directors to be available.

        Board Recommendation.    The Merger Agreement provides that the Iomega board of directors will recommend that holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt the Merger Agreement (such recommendation, the "Board Recommendation"). Iomega has also agreed that neither the Iomega board of directors nor any committee of the Iomega board of directors will, other than subject to certain exceptions set forth in the Merger Agreement and further described below, (1) fail to make or affirm the Board Recommendation, (2) withdraw, qualify of modify in a manner adverse to EMC or Purchaser, the Board Recommendation, or (3) resolve, approve, recommend or otherwise declare advisable, or publicly propose to approve or recommend, an Acquisition Proposal or fail to recommend against any Acquisition Proposal (any such item as described in (1)—(3), a "Change of Recommendation").

        At any time prior to, but not after, the Acceptance Date, the Iomega board of directors may, in response to an Acquisition Proposal, make a Change of Recommendation if the Iomega board of directors determines in good faith after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would constitute a violation of its fiduciary duties under applicable laws or that the Acquisition Proposal constitutes a Superior Proposal.

        No Change of Recommendation may be effected unless, (1) the Iomega board of directors first provides prior written notice to EMC that it is prepared to effect a change in Board Recommendation in response to a Superior Proposal, which notice attaches the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, provides a detailed summary of the material terms of the offer and the identification of the offeror and (2) EMC does not make, within three business days after receipt of such notice, a proposal that the Iomega board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the stockholders of Iomega as such Superior Proposal.

        Iomega has agreed that it will deliver to EMC a new written notice of Acquisition Proposal with respect to an Acquisition Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Acquisition Proposal to the stockholders of Iomega and that a new three business day period will commence with respect to each such materially revised or modified Acquisition Proposal from the time EMC receives the written notice of the Acquisition Proposal with respect thereto.

        The Merger Agreement does not prohibit Iomega or the Iomega board of directors from complying with Rules 14a-9 (False or Misleading Statements), 14d-9 (Recommendation or Solicitation

by the Subject Company and Others) and 14e-2(a) (Position of Subject Company) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if the Iomega board of directors determines, after consultation with Iomega's outside legal counsel, that the failure to make such disclosures would result in a violation of laws. However, any such disclosure that (1) does not reaffirm the Board Recommendation, (2) goes beyond a "stop, look and listen" or similar communication contemplated by Rule 14d-9(f) of the Exchange Act or (3) does not expressly reject an Acquisition Proposal will be deemed to be a Change of Recommendation.

        Commercially Reasonable Efforts.    Iomega, EMC and Purchaser have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party or parties to the Merger Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement (including the Offer and the Merger).

        Iomega, EMC and Purchaser also have agreed to, as promptly as reasonably practicable after the date of the execution of the Merger Agreement and in any event within 10 business days after the date of the execution of the Merger Agreement, prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, including, without limitation, those with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice, as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any comparable pre-merger notification filings, forms and submissions with any foreign governmental entity that may be required by the merger notification or control laws and regulations of any applicable foreign jurisdiction or be deemed desirable by EMC, in each case as EMC may deem necessary and/or appropriate, use all reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act, and promptly supply each other with any information which may be required in order to effectuate any such filing, application, notice or petition.

        Iomega, EMC and Purchaser also have agreed to provide prompt notice of receipt of: (1) any comments from any officials of any governmental entity in connection with any filings made pursuant to the Merger Agreement, and (2) any request by any officials of any governmental entity for amendments or supplements to any filing, application, notice or petition made pursuant to, or information provided to comply in all material respects with, any applicable laws.

        Iomega, EMC and Purchaser further have agreed that whenever any event occurs that is required to be set forth in an amendment or supplement to any filing, application, notice or petition made pursuant to the transactions contemplated by the Merger Agreement, each party will promptly inform the others of such occurrence and cooperate in filing with the applicable governmental entity such amendment or supplement. Except where prohibited by applicable laws, and subject to the terms and conditions of the Merger Agreement, each party must consult with the others prior to taking a position with respect to any such filing, application, notice or petition, shall permit the others to review and shall discuss in advance and consider in good faith the views of the others, in connection with any analyses or other relevant materials before making or submitting any of the foregoing to any governmental entity. In addition, the parties will coordinate with the others in preparing and exchanging such information and promptly provide the others (and their counsel) with copies of all filings, presentations or submissions made by such party with any governmental entity in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement (including under any antitrust laws). To the extent reasonably practicable, neither Iomega, EMC nor Purchaser will, nor will they permit their respective representatives to, participate independently in any meeting or engage in any substantive communication with any governmental entity in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable laws and the applicable governmental entity, without giving the other parties the opportunity to attend or participate.

        Iomega also has agreed to use commercially reasonable efforts to ensure that the transactions contemplated by the Merger Agreement (including the Offer and the Merger) may be consummated as promptly as practicable in light of the effects of any state anti-takeover statute or regulation and to comply with or assist EMC and Purchaser in challenging the applicability of such state anti-takeover or similar statute or regulation upon request by EMC, and otherwise to minimize the effect of such statute or regulation on the Merger Agreement and the transactions contemplated hereby (including the Offer and the Merger).

        Notwithstanding the parties' duties to cooperate under the Merger Agreement, EMC, and Purchaser are not obligated to accept or agree to anything that, in EMC's reasonable judgment, would be expected to directly or indirectly have any of the following consequences:

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  make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or the consummation of the Offer or the Merger;

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  result in material damages in connection with the Offer or Merger;

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  restrain, prohibit or limit the ownership or operation by EMC, Purchaser, Iomega or any of their respective affiliates, or materially restrict the exercise or use, of all or any material portion of the business or assets of EMC, Iomega or any of their respective affiliates, or compel EMC, Purchaser, Iomega or any of their respective affiliates to dispose of, license or hold separate all or any material portion of the business or assets of EMC, Purchaser, Iomega or any of their respective affiliates, or seek to impose any material limitations on the ability of EMC or Purchaser to conduct its business or own such assets; or

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  impose material limitations on the ability of EMC, Purchaser or any of EMC's other affiliates effectively to acquire, hold or exercise full rights of ownership of the Shares or any shares of common stock of the surviving corporation in the Merger acquired by EMC, Purchaser or any of EMC's other affiliates on all matters properly presented to Iomega's stockholders.

        Employee Matters.    The Merger Agreement provides that, following the Effective Time, EMC shall give employees of Iomega and its subsidiaries credit for purposes of eligibility and vesting under any employee policy, program, arrangement or benefit plans maintained by EMC or any subsidiary for such employees' service with Iomega and its subsidiaries prior to the Closing Date, except to the extent that such crediting would result in duplication of benefits. EMC will:

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  waive limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees under any welfare benefit plan (other than those in effect immediately prior to the Closing) that such employee may be eligible to participate in after the Effective Time;

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  provide each such employee with credit for any co-payments and deductibles paid in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time;

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  make provision for the employees of Iomega to use or receive the economic equivalent of the vacation, holiday, sickness and personal days accrued by the employees of Iomega and its subsidiaries under the benefit plans and policies of Iomega and its subsidiaries;

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  assume or cause to be continued in accordance with their terms all existing employment, severance, change of control and salary continuation agreements between Iomega or any of its subsidiaries and any current or former officer, director, employee or consultant of Iomega or any of its subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent Iomega or any of its subsidiaries would have been required to perform such agreement; and

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  except as otherwise agreed by EMC and Iomega, each employee of Iomega who continues employment with Iomega or any of its subsidiaries after the Closing Date will receive health and welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of EMC and its subsidiaries under EMC employee plans.

        EMC also will merge Iomega's Retirement and Investment Savings Plan with and into EMC's 401(k) Savings Plan.

        Indemnification and Insurance.    The Merger Agreement provides that, from and after the Effective Time, the surviving corporation in the Merger will:

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  fulfill and honor in all respects the obligations of Iomega pursuant to the indemnification agreements between Iomega and its directors and officers in effect as of the date of the Merger Agreement, maintain in effect its certificate of incorporation and bylaws provisions with respect to indemnification, exculpation and advancement of expenses in favor of current and former directors and officers of Iomega, with respect to acts or omissions occurring prior to the Effective Time, including the transactions contemplated by the Merger Agreement, that are at least as favorable to the present or former directors and officers of Iomega as those contained in Iomega's governing documents as in effect on the date of the Merger Agreement; and

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  maintain for six years after the Effective Time directors' and officers' liability insurance covering those persons who are covered by Iomega's directors' and officers' liability insurance policy as of the date of the Merger Agreement for events occurring prior to the Effective Time on terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the directors and officers of Iomega under policies maintained by Iomega immediately prior to the Effective Time; as long as the annual premium paid by Iomega for such coverage does not exceed 125% of the previous policy's annual premium;

provided that EMC may satisfy this obligation by purchasing a "tail" policy with a term of six years from the Effective Time, providing no less effective coverage than the previous policy.

        Third-Party Beneficiaries.    Except as described above in "Indemnification and Insurance," nothing in the Merger Agreement is intended, or shall be construed to, confer upon any person, other than the parties to the Merger Agreement and their permitted assigns, any right or remedies under or by reason of the Merger Agreement or any document executed in connection with the Merger Agreement, and the Merger Agreement shall not be relied upon by any person, other than the parties to the Merger Agreement and their permitted assigns.

        EMC Payment.    Concurrently with the execution and delivery of the Merger Agreement, Purchaser delivered to Iomega a promissory note for $7,500,000 to represent Purchaser's obligation to reimburse Iomega for Iomega's payment of the termination fee pursuant to the Purchase Agreement, without deduction or offset of any nature upon termination of the Merger Agreement as provided in the Merger Agreement and in the promissory note.

        The Merger Agreement provides that Iomega will not be reimbursed any amount under the promissory note if the Merger Agreement is validly terminated by EMC because (1) Iomega has breached any covenant or any representation or warranty is inaccurate that would result in the Offer Conditions not being satisfied, within certain specified dates, (2) a Triggering Event, as defined below, has occurred (see "The Merger Agreement—Termination" below) or (3) Iomega has breached in any material respect any of its obligations to EMC with respect to any Acquisition Proposal (see "The

Merger Agreement—Acquisition Proposal" below). In addition, Iomega will not be reimbursed if the Merger Agreement is terminated because Iomega has accepted a Superior Proposal. If the Merger Agreement is terminated for any other reason, other than for a breach of covenant, representation or warranty of EMC or Purchaser, Iomega will be reimbursed 50% of the amount of the promissory note. If the Merger Agreement is terminated by Iomega because of such a breach by EMC or Purchaser, the full amount of the promissory note will be reimbursed. (See "The Merger Agreement—Termination" below.) In the event that Purchaser fails to pay the amount provided in the promissory note when due in accordance with the terms of the Merger Agreement, the terms of the promissory note provide that Purchaser shall be obligated to pay a pro-rated amount of interest at an annual rate of 18%. The payment by Purchaser on the promissory note as provided in the Merger Agreement will be Iomega's sole and exclusive remedy, and EMC's and Purchaser's sole and exclusive liability, on account of the termination of the Merger Agreement giving rise to such payment.

        Other Covenants and Agreements.    The Merger Agreement contains additional agreements among Iomega, Purchaser and EMC relating to, among other things:

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  Iomega's providing EMC and its representatives access to Iomega's properties, contracts, commitments, books and records;

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  each party's responsibility to pay its own fees and expenses incurred in connection with the Merger Agreement, the Merger and the Offer; and

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  the development by EMC and Iomega of a joint communications plan, and the issuance of press releases and public statements with respect to the Offer, the Merger or the Merger Agreement.

        Iomega has agreed that the Iomega board of directors (acting through its compensation committee) will take all such steps as may be required to cause any compensation arrangements entered into by Iomega or any of its subsidiaries in connection with the Offer or the Merger during the Pre-Closing Period to be approved or ratified (to the extent not previously so approved or ratified), including, but not limited to, any employment agreements, as "employment compensation, severance or other employee benefit arrangement" by the compensation committee of Iomega's board of directors which is comprised solely of "independent directors" (in accordance with Rule 14d-10(d)(2)) under the Exchange Act, for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act).

        Conditions to the Merger.    The respective obligations of Purchaser, EMC and Iomega to consummate the Merger and the other transactions contemplated in connection with the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

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  to the extent required by the DGCL and Iomega's Restated Certificate of Incorporation and Bylaws, the Merger Agreement will have been adopted by holders of more than 50% of the then outstanding Shares;

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  all consents, approvals and filings required to be obtained by Iomega in connection with the Merger will have been obtained or made;

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  Purchaser (or EMC on Purchaser's behalf) will have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer (as may have been extended in accordance with the Merger Agreement), and such shares will represent at least a majority of the total number of Shares outstanding (including Shares issuable upon the exercise of outstanding Iomega Options);

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  no order or injunction of a court of competent jurisdiction is in effect preventing the consummation of the Merger; and

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  all waiting periods (and any extension thereof) under the HSR Act will have expired or terminated early and the parties shall have obtained or received any consents, waivers, approvals, orders authorizations, registrations, declaration and filings required under the foreign merger control regulations set forth in Iomega's confidential disclosure schedules delivered to EMC and Purchaser in connection with the execution of the Merger Agreement.

        Termination.    The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of stockholder approval, as follows:

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  by mutual written consent of Iomega and EMC;

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  by written notice of either EMC or Iomega prior to the first acceptance for payment of Shares pursuant to the Offer, if the Offer has not been consummated on or before the Outside Date and the party seeking to terminate the Merger Agreement due to the failure of the Offer to be consummated has not through failure to fulfill any obligation under the Merger Agreement been the principal cause of, or resulted in, the failure of the Offer to be consummated on or before the Outside Date; in any event, either EMC or Iomega may terminate the Merger Agreement if the Acceptance Date has not occurred by September 30, 2008;

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  by written notice of either Iomega or EMC, if any governmental entity shall have issued an order, decree or ruling or taken any other action, (1) restraining, enjoining, preventing or otherwise prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger, or (2) making the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal, and such law, order, decree, ruling or other action shall have become final and nonappealable; and the party seeking to terminate the Merger Agreement due to the order, decree, ruling or action of such governmental entity will have complied with its obligations under the Merger Agreement to have any such order, decree or ruling lifted or vacated;

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  by written notice of Iomega:

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  if prior to the acceptance of payment of Shares pursuant to the Offer and if Iomega is not in material breach of its obligations or its representations and warranties under the Merger Agreement, (1) there shall have been a breach of any covenant or agreement on the part of EMC or Purchaser set forth in the Merger Agreement or (2) any of the representations and warranties of EMC and Purchaser set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, that would have, in either case, individually or in the aggregate, a material adverse effect on EMC's or Purchaser's ability to consummate the Offer or the Merger; however, in the event that such breach by EMC or Purchaser, or such inaccuracies in the representations and warranties of EMC or Purchaser are curable by EMC or Purchaser through the exercise of commercially reasonable efforts, then Iomega shall not be permitted to terminate the Merger Agreement due to a breach of any covenant or agreement on the part of EMC or Purchaser set forth in the Merger Agreement until the earlier of (x) the expiration of any then current Offer (as may be extended pursuant to the Merger Agreement), (y) 15 calendar days after delivery of written notice from Iomega to EMC of such breach or inaccuracy, as applicable, or (z) the Outside Date;

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  immediately prior to entering into a definitive agreement with respect to a Superior Proposal, if (1) Iomega has complied in all material respects with all of its obligations pursuant to the Merger Agreement and (2) immediately prior to the termination of the Merger Agreement, Iomega pays to EMC the Iomega Termination Fee (as defined below) payable pursuant to the Merger Agreement; or

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  by written notice of EMC:

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  if prior to the acceptance of payment of Shares pursuant to the Offer and if EMC is not in material breach of its obligations or its representations and warranties under the Merger Agreement, (1) there has been a breach of any covenant or agreement on the part of Iomega set forth in the Merger Agreement, or (2) any representation or warranty of Iomega set forth in the Merger Agreement was inaccurate when made or has become inaccurate, that would, in the case of each of (1) and (2) above, result in any of the Offer Conditions not being satisfied; however, in the event that such breach by Iomega or such inaccuracies in the representations and warranties of Iomega are curable by Iomega through the exercise of commercially reasonable efforts (it being understood that a failure to comply with the provisions of the Merger Agreement regarding Acquisition Proposals will be deemed incapable of being cured), then EMC will not be permitted to terminate the Merger Agreement due to a breach of any covenant or agreement on the part of Iomega set forth in the Merger Agreement until the earlier of (x) the expiration of any then current Offer (as may be extended pursuant to the Merger Agreement), (y) 15 calendar days after delivery of written notice from Iomega to EMC of such breach or inaccuracy, as applicable, or (z) the Outside Date;

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  in the event that any of the following (each, a "Triggering Event") shall have occurred: (1) the Iomega board of directors or any committee thereof shall have for any reason effected a Change of Recommendation or resolved to do so; (2) the Iomega board of directors shall have failed to publicly confirm the Board Recommendation within three business days of a written request by EMC that it do so, (3) the Iomega board of directors or any committee thereof shall have for any reason approved, or recommended that Iomega stockholders approve, any Acquisition Proposal (whether or not a Superior Proposal), (4) Iomega shall have entered into a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement contemplated by the Merger Agreement) accepting or agreeing to discuss or negotiate any Acquisition Proposal (whether or not a Superior Proposal) or (5) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by EMC or an affiliate of EMC) and the Iomega board of directors recommends that the stockholders of Iomega tender their shares in such tender or exchange offer or, within five business days after the commencement of such tender or exchange offer, the Iomega board of directors fails to recommend against acceptance of such offer;

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  if Iomega or any of its subsidiaries or their respective representatives (pursuant to Iomega's knowledge or authorization) shall have breached in any material respect any of its obligations under provisions of the Merger Agreement regarding Acquisition Proposals; or

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  if, subject to the terms and conditions of the Merger Agreement, due to a failure of the Offer Conditions to be satisfied at the expiration of the Offer, the Offer shall have expired or been terminated without Purchaser having purchased any Shares under the Offer; however, EMC shall not have the right to terminate the Merger Agreement due to failure of any of the Offer Conditions to be satisfied and the failure of Purchaser to have accepted for payment Shares under the Offer if EMC's or Purchaser's breach of the Merger Agreement was directly or indirectly the principal cause of, or directly or indirectly resulted in, the failure of any of the Offer Conditions to be satisfied or the failure of Purchaser to have accepted for payment Shares under the Offer.

        Termination Fee Payable by Iomega.    Iomega has agreed that, if the Merger Agreement has been terminated:

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  by Iomega immediately prior to entering into a definitive agreement with respect to a Superior Proposal;

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  by EMC because a Triggering Event has occurred;

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  by EMC because Iomega or any of its subsidiaries or their respective representatives has breached in any material respect their respective obligations in the Merger Agreement regarding Acquisition Proposals;

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  by EMC prior to the first acceptance for payment of Shares pursuant to the Offer, if the Offer shall not have been consummated on or before the Outside Date, other than if the failure of EMC to fulfill any obligation under the Merger Agreement is the principal cause of, or resulted in, the failure of the Offer to be consummated on or before the Outside Date, or in any event, if the Offer has not been consummated by September 30, 2008;

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  by EMC because there has been a breach of any covenant or agreement on the part of Iomega set forth in the Merger Agreement, or any representation or warranty of Iomega set forth in the Merger Agreement was inaccurate when made or has become inaccurate, that would result in any of the Offer Conditions not being satisfied and such breach or failure to perform is incapable of being cured, and, with respect to such termination, (1) at the time of termination, an Acquisition Proposal with respect to Iomega shall have been made to the Iomega board of directors or Iomega or publicly announced and not bona fidely and irrevocably withdrawn, and (2) Iomega enters into or amends a definitive agreement with respect to, or consummates, an Acquisition Proposal within six months following the date the Merger Agreement is terminated; for purposes of this termination right, "Acquisition Proposal" has the meaning ascribed above except that references in the definition of "Acquisition Proposal" to "10%" will be replaced by "25%" (see "The Merger Agreement—Acquisition Proposals");

then in each case, Iomega shall pay to EMC a termination fee (the "Iomega Termination Fee") of $7,500,000 in immediately available funds.

        The Merger Agreement provides that Iomega Termination Fee is payable by Iomega within one business day after the date of the event giving rise to the obligation to pay the Iomega Termination Fee.

        In the event of the termination of the Merger Agreement, and except as in the circumstances described above, Iomega, Purchaser and EMC shall not have any liability or obligation of any nature except for liability or damages incurred or suffered by a party as a result of the a breach of the confidentiality provisions of the Merger Agreement, any willful or intentional breach of any provision of the Merger Agreement or any fraud. The parties have agreed that irreparable damage would occur to Purchaser and EMC if the provisions of the Merger Agreement were not performed by Iomega in accordance with the specific terms of the Merger Agreement. Purchaser and EMC are entitled to seek an injunction or injunctive relief, without the posting of any bond, to prevent breaches of the Merger Agreement, including the confidentiality provisions, the holding of a stockholders' meeting if required, obligations related to Acquisition Proposals and the exercise of the Top-Up Option.

        Amendment and Waiver.    The Merger Agreement provides that it may be amended by the parties by action taken by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger to the stockholders of Iomega, but, after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (3) waive compliance with any of the agreements or conditions contained in the Merger Agreement; however, after any approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of Iomega, no extension or waiver of the Merger Agreement or any portion thereof will be made which by law requires further approval by such stockholders without such further approval. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The Merger Agreement provides that the failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

Agreements with Iomega's Directors and Executive Officers

  The Tender and Voting Agreements.

        This section of the Offer to Purchase describes the material provisions of the Tender and Voting Agreements but does not purport to describe all of the terms of the Tender and Voting Agreements. The following summary is qualified in its entirety by reference to the complete text of the Tender and Voting Agreements, the form of which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference. You are urged to read the full text of the form of Tender and Voting Agreement because it contains provisions relevant to the Offer and the Merger. The Tender and Voting Agreements are not intended to provide you with any other factual information about the Purchaser, EMC or Iomega or Iomega's stockholders. Such information can be found elsewhere in this Offer to Purchase.

        Tender and Voting Agreements.    Each of Messrs. Huberman, David, Bish, Romm, Kampfer, Nolan and Maurer and Ms. Hardin (each, an "Iomega Insider Stockholder" and collectively, the "Iomega Insider Stockholders") entered into a Tender and Voting Agreement with EMC on April 8, 2008 (the "Tender and Voting Agreements") as further described below. As of April 8, 2008, the Iomega Insider Stockholders held approximately 0.3% of the outstanding Shares.

        Transfer of Shares.    Each Iomega Insider Stockholder has agreed not to cause or permit any transfer of any of his or her respective Shares to be effected except as expressly contemplated by the Tender and Voting Agreements. Further, each Iomega Insider Stockholder has agreed not to deposit (or permit the deposit of) any of his or her respective Shares in a voting trust, grant any proxy or enter into any voting agreement in contravention of the obligations of the Iomega Insider Stockholder under the Tender and Voting Agreements with respect to any of his or her Shares.

        Agreement to Vote Shares.    Pursuant to the Tender and Voting Agreements, each Iomega Insider Stockholder has agreed to cause the holder of record, on any applicable record date, to vote his or her Shares at every meeting of the stockholders of Iomega (1) in favor of the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement; (2) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; (3) against any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Iomega or any subsidiary of Iomega except as such action may relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement; or similar kind of transaction; any reorganization, recapitalization, dissolution, liquidation or winding up of Iomega, or any subsidiary of Iomega; and (4) against any material change in the capitalization of Iomega or any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

        Agreement to Tender.    Each Iomega Insider Stockholder has agreed to tender (and not withdraw) the Shares, provided, however, that the Iomega Insider Stockholder will not be obligated to exercise any options to acquire Shares, or to tender Shares if the tender would subject the Iomega Insider Stockholder to liability under Section 16 of the Exchange Act. Prior to the earlier of such date and time as (1) the Merger Agreement shall have been terminated for any reason, (2) the Merger shall have become effective or (3) the Merger Agreement shall have been amended or changed without the Iomega Insider Stockholder's consent, decreasing the Offer Price or materially affecting the Iomega Insider Stockholder (the "Voting Agreement Expiration Date"), the Iomega Insider Stockholder will not tender the Shares into any exchange or tender offer commenced by a third party other than the Purchaser, EMC or any other subsidiary of EMC.

        Agreement Not to Exercise Appraisal Rights.    Each Iomega Insider Stockholder has agreed not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any his or her Shares that may arise with respect to the Merger.

        Directors and Officers.    The Tender and Voting Agreements do not limit or restrict the Iomega Insider Stockholders in his or her capacity as a director or officer of Iomega from acting in such capacity or voting in such person's sole discretion on any matter, whether pertaining to the Merger Agreement, the Offer, the Merger or otherwise.

        Irrevocable Proxy.    Concurrently with the execution of the Tender and Voting Agreements, each Iomega Insider Stockholder delivered to EMC an irrevocable proxy with respect to his or her Shares.

        No Ownership Interest.    No rights, ownership or economic benefits of and relating to the Shares shall vest in EMC by virtue of the Tender and Voting Agreements, except to the extent that EMC may be deemed to be beneficial owner of such Shares pursuant to certain provisions of the Exchange Act.

        Representations and Warranties of the Iomega Insider Stockholders.    Pursuant to the Tender and Voting Agreements, each Iomega Insider Stockholder has made representations and warranties to EMC regarding, among other things, the following matters:

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  his or her power and authority to execute and deliver the Tender and Voting Agreement and proxy;

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  the absence of conflict or breach resulting from his or her execution and delivery of, and performance of the obligations under, the Tender and Voting Agreements;

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  his or her beneficial ownership of the Shares; and

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  the absence of any action, suit, investigation or proceeding pending or threatened against the Iomega Insider Stockholder that could reasonably be expected to impair his or her ability to comply with the Tender and Voting Agreements.

        No Solicitation; Notification.    Each Iomega Insider Stockholder has agreed not to authorize or permit any investment banker, attorney or other advisor or representative retained by the Iomega Insider Stockholder to take any action or omit to take any action in contravention of the obligations of Iomega under, or to circumvent the purposes of, Section 8.3(a) of the Merger Agreement which governs solicitations with respect to possible Acquisition Proposals. Further, each Iomega Insider Stockholder agrees to promptly notify EMC of any development that would reasonably be expected to cause, any breach of any of the representations and warranties of the Iomega Insider Stockholder contained in the Tender and Voting Agreements.

        Termination.    The Tender and Voting Agreements shall terminate as of the Voting Agreement Expiration Date.

  The Employment Agreements

        During the course of its negotiation of the Merger Agreement with Iomega, EMC recognized the need for employment agreements with certain Iomega employees. As a result, EMC required the retention of certain Iomega employees as a condition to entering into the Merger Agreement. Therefore, concurrently with the execution of the Merger Agreement, EMC entered into separate letter agreements with two executive officers of Iomega, Messrs. Huberman and Kampfer (the "Letter Agreements"). The Letter Agreements, which are effective and contingent upon the consummation of the Merger, contain terms (as described in greater detail below) relating to the employment of Messrs. Huberman and Kampfer following the Effective Time.

  Base Salary

        Pursuant to the Letter Agreements, Messrs. Huberman and Kampfer will receive a base salary at an annual rate of $508,750 and $381,213, respectively, and will continue to receive bonuses in accordance with Iomega's 2008 Corporate Bonus Plan with an annual incentive target of $508,750 and $285,910, respectively. Each of Messrs. Huberman and Kampfer will be transitioned to the EMC bonus program starting in 2009, with no reduction in annualized target incentive opportunity.

  Retention Bonuses

        Moreover, pursuant to the Letter Agreements, each of Messrs. Huberman and Kampfer will be entitled to receive a retention bonus in the amounts described below (the "Retention Bonuses"), if, and only if (but subject to the conditions below), each is employed by EMC on each of the payment dates or if employment is terminated due to death or disability (as defined in each executive's Letter Agreement):

  •
  Mr. Huberman is entitled to receive up to an aggregate of $3,000,000 payable as follows: (a) $250,000, payable within two pay periods following a 90-day period after the Effective Time, (b) $1,250,000, payable within two pay periods following the first anniversary of the Effective Time, and (c) $1,500,000, payable within two pay periods following the second anniversary of the Effective Time. In the event Mr. Huberman resigns for good reason (as defined in Mr. Huberman's Letter Agreement) or is terminated by EMC without cause (as defined in Mr. Huberman's Letter Agreement), before his Retention Bonus is paid in full, he will receive a lump sum payment equal to the total unpaid amount.

  •
  Mr. Kampfer is entitled to receive up to an aggregate of $1,100,000 payable as follows: (a) $250,000, payable within two pay periods following a 90-day period after the Effective Time, (b) $250,000, payable within two pay periods following a 6-month period after the Effective Time, and (c) $600,000, payable within two pay periods following the first anniversary of the Effective Time. In the event Mr. Kampfer resigns for good reason (as defined in Mr. Kampfer's Letter Agreement) or is terminated by EMC without cause (as defined in Mr. Kampfer's Letter Agreement), before his Retention Bonus is paid in full, he will receive a lump sum payment equal to the total unpaid amount.

  Options and Restricted Stock Awards

        The Letter Agreements with Messrs. Huberman and Kampfer each provide that a recommendation will be made to the compensation committee of EMC's board of directors that such executive will be granted stock options and restricted stock units following the Effective Date. The details of the grant recommendations are as follows:

  •
  Mr. Huberman will receive: (a) an option to purchase 50,000 shares of EMC at the fair market value as of the date of the grant, vesting, subject to continued employment, ratably in five installments over five years on each anniversary date of the grant; and (b) 100,000 restricted stock units, vesting, subject to continued employment, ratably in three installments subject to the achievement of certain performance objectives.

  •
  Mr. Kampfer will receive: (a) a nonqualified option to purchase 25,000 shares of EMC at the fair market value as of the date of the grant, vesting, subject to continued employment, ratably in five installments over five years on each anniversary date of the grant; and (b) 25,000 restricted stock units, vesting, subject to continued employment, ratably in three installments subject to the achievement of certain performance objectives.

  Termination Benefits

        Moreover, the Letter Agreements provide that each of Messrs. Huberman and Kampfer will be entitled to receive certain benefits in the amounts described below, if terminated by EMC without cause (as defined in the Letter Agreements) or if such executive resigns for good reason (as defined in the Letter Agreements) within the 24 months following the Effective Time:

  •
  Mr. Huberman is entitled to receive for 24 months: (a) his base salary plus target bonuses; (b) continued health benefits for himself and his family, in accordance with the terms of the applicable plan, as if he remained an active employee of EMC; and (c) outplacement services of up to an aggregate of $25,000 (only in the event he is terminated by EMC without cause); provided, however, that none of the foregoing benefits will be provided from and after the date Mr. Huberman violates EMC's Key Employee Agreement and/or engages in a competitive activity (as defined in each executive's Letter Agreement).

  •
  Mr. Kampfer is entitled to receive for 18 months: (a) his base salary plus target bonuses; (b) continued health benefits for himself and his family, in accordance with the terms of the applicable plan, as if he remained an active employee of EMC; and (c) outplacement services of up to an aggregate of $25,000 (only in the event he is terminated by EMC without cause); provided, however, that none of the foregoing benefits will be provided from and after the date Mr. Kampfer violates EMC's Key Employee Agreement and/or engages in a competitive activity.

        The Letter Agreements further provide that each of Messrs. Huberman and Kampfer will be entitled to receive severance in accordance with EMC practice, if terminated by EMC other than for cause (as defined in the Letter Agreements) after 24 months but before 48 months following the Effective Time; provided, however, that such severance shall not be less than the payment to Messrs. Huberman and Kampfer of 12 months of his then-current base salary and pro-rated bonus.

  Non-Competition Agreements

        Messrs. Huberman and Kampfer separately entered into non-competition agreements, dated April 8, 2008 (the "Non-Competition Agreements"), that prohibit each of Messrs. Huberman and Kampfer from engaging in any form of competitive activity in the removable media storage device and network attached storage market serving the consumer and small business segment of the market for a period of 18 months following the date on which either of them leave the employ of EMC, provided such cessation of employment occurs within 4 years of the consummation of the Merger. As consideration for entering into the non-competition agreements, each of Messrs. Huberman and Kampfer is to receive $250,000 as consideration.

        The foregoing summary of the Letter Agreements and the Non-Competition Agreements is qualified in its entirety by reference to the individual Letter Agreements and the form of Non-Competition Agreement, which are filed as Exhibit (d)(4), Exhibit (d)(5) and Exhibit (d)(6) to the Schedule TO and are incorporated herein by reference.

12.   Source and Amount of Funds

        EMC will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. EMC estimates that the total amount of funds necessary to purchase all outstanding shares of Iomega pursuant to the Offer and the Merger will be approximately $212 million, which will be used to pay stockholders of Iomega and to pay customary fees and expenses in connection with the Offer and the Merger and the related transactions. EMC expects to fund all of these payments from cash on hand. The Offer is not conditioned upon any financing arrangements.

13.   Conditions of the Offer

        The following is a summary of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 ("Certain Information Concerning Iomega") of this Offer to Purchase.

        Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any tendered Shares, and Purchaser may delay its acceptance of tendered shares, allow the Offer to expire or amend the Offer as to Shares not then paid for at or prior to the scheduled expiration of the Offer (including any extension periods), if the Minimum Condition has not been satisfied by 12:00 midnight, Boston, Massachusetts time, on the Expiration Date of the Offer, or if any of the following conditions exist at that time:

  •
  all waiting periods (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the HSR Act or any applicable antitrust, competition or merger control laws shall not have expired or been terminated, provided however, that solely with respect to non-U.S. antitrust, competition or merger control laws and excluding for this purpose any European Commission filings and examinations, this condition will be deemed satisfied unless the failure of such waiting periods to have expired or been terminated would have a suspensory effect or would reasonably be expected to result in material limitations on the ownership or operations of EMC or Iomega or would subject EMC or Iomega to the payment of a material fine or penalty;

  •
  any statute, rule, regulation, legislation, judgment, order or injunction shall be enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer by any governmental entity (other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger), that has had or would reasonably be expected to have, any of the following consequences: (1) make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or the consummation of the Offer or the Merger; (2) obtain material damages in connection with the Offer or Merger; (3) restrain, prohibit or limit the ownership or operation by EMC, Purchaser, Iomega or any of their respective affiliates, or materially restrict the exercise or use, of all or any material portion of the business or assets of EMC, Iomega or any of their respective affiliates, or compel EMC, Purchaser, Iomega or any of their respective affiliates to dispose of, license or hold separate all or any material portion of the business or assets of EMC, Purchaser, Iomega or any of their respective affiliates, or seek to impose any material limitations on the ability of EMC or Purchaser to conduct its business or own such assets; or (4) impose material limitations on the ability of EMC, Purchaser or any of EMC's other affiliates effectively to acquire, hold or exercise full rights of ownership of the Shares or any shares of common stock of Iomega acquired by EMC, Purchaser or any of EMC's other affiliates on all matters properly presented to Iomega's stockholders;

  •
  there shall be instituted or pending or overtly threatened in writing any action or proceeding by any governmental entity that has resulted or is reasonably likely to result in any of the consequences referred to in clauses (1) through (4), above;

  •
  any of the representations and warranties of Iomega in Sections 5.1 (organization and standing), 5.2 (capitalization and ownership of shares), 5.3 (subsidiaries), 5.4 (authority for agreement), and 5.21 (information in the proxy statement, Schedule TO and Offer Documents) in the Merger Agreement shall not be true, complete and correct in all material respects as of the date of the Merger Agreement or as of the Expiration Date as though such representation or warranty had been made at the Expiration Date (except that those representations and warranties which address matters only as of a particular date shall not remain true, complete and correct as of such date);

  •
  any of the other representations and warranties of Iomega in the Merger Agreement shall not be true, complete and correct in all respects as of the date of the Merger Agreement or as of the Expiration Date as though such representation or warranty had been made at the Expiration Date (except that those representations and warranties which address matters only as of a particular date shall not remain true, complete and correct as of such date); however, the condition set forth in this paragraph shall not be deemed to exist unless the effect of all such failures of representations and warranties to be true and correct (for this purpose, determining the truth or correctness of such representations without giving effect to any qualifications with respect to materiality or Company Material Adverse Effect), taken together, would reasonably be expected to have a Company Material Adverse Effect;

  •
  Iomega shall have failed to perform or comply in any material respect with any of its obligations under Section 8.3 (Acquisition Proposals) of the Merger Agreement;

  •
  Iomega shall have failed to perform or comply in any material respect with any of its agreements, obligations or covenants under the Merger Agreement and such failure to perform or comply with such other agreements, obligations or covenants shall not have been cured to the good faith reasonable satisfaction of EMC;

  •
  any Company Material Adverse Effect shall have occurred or exist following the execution and delivery of the Merger Agreement and be continuing;

  •
  any Triggering Event shall have occurred and be continuing;

  •
  the Merger Agreement shall have been terminated in accordance with its terms; or

  •
  immediately prior to the expiration of the Offer, Iomega shall not have delivered to EMC a certificate executed on behalf of Iomega by the Chief Executive Officer and Chief Financial Officer of Iomega certifying that there has not been a failure to perform or comply, as described above, a Company Material Adverse Effect or a failure of any representation or warranty to be true or have the effects described above as of such time and date.

        The foregoing conditions are for the sole benefit of EMC and Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by EMC or Purchaser, in whole or in part at any time and from time to time in the sole discretion of EMC or Purchaser. The failure by EMC or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

14.   Dividends and Distributions

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, Iomega shall not, and shall not permit any of its subsidiaries to, without the prior consent of EMC, declare, set aside, make or pay any dividends or any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock.

15.   Certain Legal Matters

        General.    Except as otherwise set forth in this Offer to Purchase, based on EMC's and Purchaser's review of publicly available filings by Iomega with the SEC and other information regarding Iomega, EMC and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Iomega and which might be adversely affected by the acquisition of the Shares by Purchaser or EMC pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or EMC pursuant to the Offer. In addition, except as set forth below, EMC and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for EMC's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, EMC and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Iomega's or EMC's business or that certain parts of Iomega's or EMC's business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—"Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied.

        On April 14, 2008, EMC furnished Premerger Notification and Report Forms to the FTC and the Anti-Trust Division. Iomega filed Premerger Notification and Report Forms to the FTC and the Anti-Trust Division on April 15, 2008. On April 22, 2008, the FTC and the Antitrust Division granted early termination of the HSR Act waiting period with respect to the Offer.

        Foreign Antitrust Laws.    It is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer that any required approvals or consents in respect of the transactions contemplated by the Merger Agreement shall have been obtained under any applicable investment laws relating to foreign ownership or antitrust or other competition laws of the European Union or other non-United States jurisdictions ("Foreign Antitrust Laws"), and that any applicable waiting periods thereunder have expired or been terminated.

        The European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Office Journal of the European Union in January 29, 2004 at L 24/1 (the "EC Merger Regulation") requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. The European Commission could prohibit the Offer or seek divestiture of substantial assets of the Purchaser or EMC as a condition for approving the Offer. The EC Merger Regulation also gives the member states of the European Union the right to request that the European Commission refer jurisdiction to review a merger to their national competition authorities under the provisions of the relevant national merger law where it may have an effect on competition in a distinct national market. Such a request must be notified to the European Commission within 15 working days of the transaction's notification to the European Commission. Pursuant to the EC Merger Regulation, the European Commission has until 11:59 p.m., Brussels time on the 25th working day from the day following the date of notification (which period may be extended under certain circumstances) in which to consider whether the Merger would significantly impede effective competition in the common market or a substantial part of it, in particular as a result of the creating or strengthening of a dominant position (as defined in the EC Merger Regulation). By the end of this period, the European Commission must issue a decision either clearing the Merger or opening an in-depth Phase II investigation. A Phase II investigation extends the investigation period for a further 90 to 125 working days. The receipt of approval from the European Commission or the expiration of the applicable waiting period is a condition to the Offer. See Section 13—"Conditions of the Offer."

        Purchaser is not aware, and Iomega has advised Purchaser that it is not aware, of any other Foreign Antitrust Laws that are applicable to the Offer or the Merger. If any other Foreign Antitrust Laws are applicable to the Offer or the Merger, Iomega and Purchaser intend to promptly make any filings required thereunder and, subject to the terms and conditions of the Merger Agreement, take such other actions to enable consummation of the Offer and the Merger. While Purchaser and EMC believe that completion of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

        Stockholder Approval.    Iomega has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Iomega and the consummation by Iomega of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action of Iomega, and that no other corporate proceedings on the part of Iomega are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement by the holders of at least a majority in voting interest of the outstanding Shares prior to the consummation of the Merger. As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to Iomega's certificate of incorporation, the Shares are the only securities of Iomega that entitle the holders thereof to voting rights. If following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Iomega. EMC and Purchaser have agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by EMC or Purchaser or their controlled affiliates will be voted in favor of the Merger.

        Short-Form Merger.    The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, EMC could, and (subject to the satisfaction of waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to effect the Merger without prior notice to, or any action by, any other stockholder of Iomega if permitted to do so under the DGCL. Even if EMC and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, EMC and Purchaser could seek to purchase additional Shares in the open market, from Iomega or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

        State Takeover Laws.    A number of states (including Delaware, where Iomega is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Delaware corporation, Iomega is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (3) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Iomega has represented to EMC and Purchaser in the Merger Agreement that its board of directors (at a meeting or meetings duly called and held) has approved, for purposes of Section 203 of the DGCL, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—"Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

        Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, Iomega may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither EMC nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.   Fees and Expenses

        Purchaser has retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.   Miscellaneous

        Purchaser and EMC are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser or EMC becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, they will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser and EMC cannot comply with the state statute, they will not make the Offer to, nor will they accept tenders from or on behalf of, the holders of Shares in that state.

        Purchaser and EMC have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 under "Available Information."

        No person has been authorized to give any information or make any representation on behalf of EMC or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by EMC or Purchaser. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of EMC, Purchaser, Iomega or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                      Emerge Merger Corporation

April 24, 2008

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF EMC AND PURCHASER

EMC

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of EMC. Except as otherwise noted, positions specified are positions with EMC.

Name	Business Address	Principal Occupation or Employment	Citizenship
Board of Directors
Michael W. Brown	c/o EMC Corporation 176 South Street Hopkinton, MA 01748	retired	United States
Michael J. Cronin	213 Burlington Road, Suite 109 Bedford, MA 01730-1468	President and Chief Executive Officer Cognition Corporation	United States
Gail Deegan	c/o EMC Corporation 176 South Street Hopkinton, MA 01748	retired	United States
John R. Egan	116 Flanders Road, Suite 3000 Westborough, MA 01581	Managing Partner Egan-Managed Capital	United States
W. Paul Fitzgerald	c/o EMC Corporation 176 South Street Hopkinton, MA 01748	retired	United States
Olli-Pekka Kallasvuo	P.O. Box 100 FIN-00045 Nokia Group Finland	Chief Executive Officer Nokia Corporation	Finland
Edmund F. Kelly	175 Berkeley Street Boston, MA 02116	Chairman, President and Chief Executive Officer Liberty Mutual Group	United States
Windle B. Priem	c/o Korn Ferry International 265 Franklin Street, 17th Floor Boston, MA 02110	retired	United States
Paul Sagan	8 Cambridge Center Cambridge, MA 02142	President & CEO Akamai Technologies	United States
David N. Strohm	2929 Campus Drive, Suite 400 San Mateo, CA 94403	Partner Greylock Partners	United States
Joseph M. Tucci	176 South Street Hopkinton, MA 01748	Chairman, President and Chief Executive Officer EMC Corporation	United States
Executive Officers
Joseph M. Tucci	176 South Street Hopkinton, MA 01748	Chairman, President & CEO	United States

William J. Teuber, Jr.	176 South Street Hopkinton, MA 01748	Vice Chairman	United States
Arthur W. Coviello, Jr.	176 South Street Hopkinton, MA 01748	Executive Vice President & President, RSA Security	United States
Paul T. Dacier	176 South Street Hopkinton, MA 01748	Executive Vice President & General Counsel	United States
David A. Donatelli	176 South Street Hopkinton, MA 01748	Executive Vice President & President, EMC Storage Division	United States
Howard D. Elias	176 South Street Hopkinton, MA 01748	Executive Vice President & President, EMC Global Services and Resource Management Software Group	United States
David I. Goulden	176 South Street Hopkinton, MA 01748	Executive Vice President & CFO	United States
Frank M. Hauck	176 South Street Hopkinton, MA 01748	Executive Vice President, Global Marketing and Customer Quality	United States
Mark S. Lewis	176 South Street Hopkinton, MA 01748	Executive Vice President & President, EMC Content Management and Archiving Division	United States
John T. Mollen	176 South Street Hopkinton, MA 01748	Executive Vice President, Human Resources	United States
Louise O'Brien	176 South Street Hopkinton, MA 01748	Executive Vice President, Corporate Strategy and Development	United States
Harry L. You	176 South Street Hopkinton, MA 01748	Executive Vice President, Office of the Chairman	United States

Michael W. Brown

        Mr. Brown, age 62, has been a Director of EMC since August 2005. From August 1994 until his retirement in July 1997, Mr. Brown served as Vice President and Chief Financial Officer of Microsoft Corporation, a manufacturer of software products for computing devices. He was Vice President, Finance of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989 and served as Treasurer from January 1990 to April 1993. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a director of VMware, Inc., the global leader in virtualization solutions, Administaff, Inc., a professional employer organization providing services such as payroll and benefits administration, and Thomas Weisel Partners Group, an investment banking firm.

Michael J. Cronin

        Mr. Cronin, age 69, has been a Director of EMC since May 1990. He has been Chief Executive Officer of Cognition Corporation, an engineering knowledge management company, from 1993 to the present. Mr. Cronin is also Chairman of the Board of Directors of Cognition Corporation. From June 1984 to September 1990, he was Chief Executive Officer and President of Automatix, Inc., an industrial vision and robotics systems manufacturer.

Gail Deegan

        Ms. Deegan, age 61, has been a Director of EMC since July 2002. From February 1996 until her retirement in September 2001, Ms. Deegan served as Executive Vice President and Chief Financial Officer of Houghton Mifflin Company, a publishing company. From February 1995 to February 1996, Ms. Deegan was Senior Vice President of Regulatory and Government Affairs for NYNEX New England, and from November 1991 to January 1995, was Vice President and Chief Financial Officer of New England Telephone. From 1988 to January 1990, Ms. Deegan was Senior Vice President, Chief Financial Officer and Treasurer of Eastern Enterprises, and from February 1990 to May 1991, she was Senior Vice President, Chief Financial Officer and Chief Administrative Officer.

John R. Egan

        Mr. Egan, age 50, has been a Director of EMC since May 1992. Mr. Egan has been a managing partner and general partner in Egan-Managed Capital, a venture capital firm, since October 1998. From May 1997 to September 1998, he served as Executive Vice President, Products and Offerings of EMC. From January 1992 to June 1996, he served as Executive Vice President, Sales and Marketing of EMC. From October 1986 to January 1992, he served in a number of executive positions with EMC, including Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan resigned as an executive officer of EMC in September 1998 and as an employee of EMC in July 2002. Mr. Egan is also a director of VMware, Inc., the global leader in virtualization solutions, and NetScout Systems, Inc., a provider of network and application performance management solutions.

W. Paul Fitzgerald

        Mr. Fitzgerald, age 67, has been a Director of EMC since March 1991. From January 1988 to March 1995, he was Senior Vice President, Finance and Administration and Chief Financial Officer of EMC. From October 1991 to March 1995, he was also Treasurer of EMC. From January 1985 to January 1988, he was Vice President, Finance of EMC. Mr. Fitzgerald retired as an employee of EMC in October 1995.

Olli-Pekka Kallasvuo

        Mr. Kallasvuo, age 54, has been a Director of EMC since August 2004. He has served as President and Chief Executive Officer of Nokia Corporation, a provider of mobile communications solutions, since June 2006. Mr. Kallasvuo was President and Chief Operating Officer of Nokia Corporation from October 2005 to May 2006. He was Executive Vice President and General Manager of Mobile Phones for Nokia Corporation from January 2004 to September 2005. Mr. Kallasvuo joined Nokia in 1980 and has held various positions with Nokia, including Executive Vice President and Chief Financial Officer of Nokia Group from March 1992 to December 1996, Executive Vice President of Nokia Americas and President of Nokia Inc. from January 1997 to December 1998 and Executive Vice President and Chief Financial Officer of Nokia Corporation from January 1999 to December 2003. He is also Chairman of the Nokia Group Executive Board, Chairman of the Board of Nokia Siemens Networks B.V., and a member of the Nokia Board of Directors.

Edmund F. Kelly

        Mr. Kelly, age 62, has been a Director of EMC since August 2007. He has served as Chairman of Liberty Mutual Group, a diversified global insurer and the nation's sixth-largest property and casualty insurer, since 2000, Chief Executive Officer since 1998 and President since 1992. He is also a Director of Liberty Mutual Group and the Bank of New York Mellon Corporation, a global financial services company.

Windle B. Priem

        Mr. Priem, age 70, has been a Director of EMC since December 2001. From July 2001 until his retirement in December 2003, Mr. Priem served as a Vice Chairman of Korn/Ferry International, a global executive recruiting company, and from December 1998 to June 2001, he served as President and Chief Executive Officer of Korn/Ferry. He joined Korn/Ferry in 1976 and held various positions with Korn/Ferry, including Chief Operating Officer from May 1997 to December 1998 and President of the North American region from January 1996 to June 1998. Mr. Priem retired from Korn/Ferry in December 2003. He was also a Director of Korn/Ferry from June 1992 to November 2002.

Paul Sagan

        Mr. Sagan, age 49, has been a Director of EMC since December 2007. He has served as Chief Executive Officer of Akamai Technologies, Inc., a provider of services for accelerating the delivery of content and applications over the Internet, since April 2005 and President since May 1999. Mr. Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer. Mr. Sagan is also a Director of Akamai.

David N. Strohm

        Mr. Strohm, age 60, has been a Director of EMC since October 2003 and Lead Director since January 2006. He has been a Venture Partner of Greylock Partners, a venture capital firm, since January 2001, and was a General Partner of Greylock from 1980 to 2001. He is also a General Partner of several partnerships formed by Greylock. Mr. Strohm is also a Director of VMware, Inc., the global leader in virtualization solutions, and Successfactors, Inc., a provider of human capital management applications.

Joseph M. Tucci

        Mr. Tucci, age 60, has been Chairman of the Board of Directors of EMC since January 2006, Chief Executive Officer and a Director of EMC since January 2001, and President since January 2000. From January 2000 to January 2001, he was also Chief Operating Officer of EMC. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics N.V., an information technology services company, from June 1999 through December 1999 and as Chairman of the Board and Chief Executive Officer of Wang Global, an information technology services company, from December 1993 to June 1999, when it was acquired by Getronics N.V. Mr. Tucci joined Wang Global in 1990 as its Executive Vice President, Operations. Mr. Tucci is also Chairman of the Board of Directors of VMware, Inc., the global leader in virtualization solutions, and a Director of Paychex, Inc., a provider of payroll, human resources and benefits outsourcing solutions.

William J. Teuber, Jr.

        William J. Teuber, Jr., age 56, has been EMC's Vice Chairman since May 2006. In this role, Mr. Teuber assists EMC's Chairman, President and Chief Executive Officer in the day-to-day management of EMC and leads EMC Customer Operations, our worldwide sales and distribution organization. Mr. Teuber served as EMC's Vice Chairman and Chief Financial Officer from May 2006 to August 2006 and as Executive Vice President and Chief Financial Officer from November 2001 to May 2006. He served as EMC's Senior Vice President and Chief Financial Officer from February 2000 to November 2001, as Vice President and Chief Financial Officer from February 1997 to February 2000, and as Vice President and Controller from August 1995 to February 1997. Mr. Teuber is a director of Popular, Inc., a financial holding company.

Arthur W. Coviello, Jr.

        Arthur W. Coviello, Jr., age 54, has been EMC's Executive Vice President and President of RSA, the Security Division of EMC since September 2006. Prior to joining EMC, Mr. Coviello served as Chief Executive Officer of RSA Security Inc. from January 2000 to September 2006 and as acting Chief Financial Officer of RSA Security from December 2005 to May 2006. He served as President of RSA Security from March 1999 to September 2006, Executive Vice President of RSA Security from September 1995 to March 1999, Chief Operating Officer of RSA Security from January 1997 to March 1999, and Chief Financial Officer and Treasurer of RSA Security from October 1995 to August 1997.

Paul T. Dacier

        Paul T. Dacier, age 50, has been EMC's Executive Vice President and General Counsel since May 2006. Mr. Dacier served as Senior Vice President and General Counsel from February 2000 to May 2006. He served as Vice President and General Counsel from February 1993 to February 2000 and as General Counsel of EMC from March 1990 to February 1993. Mr. Dacier is a director of Genesis Lease Limited, a global commercial aircraft leasing company.

David A. Donatelli

        David A. Donatelli, age 50, has been EMC's President, EMC Storage Division since September 2007 and Executive Vice President since November 2001. Mr. Donatelli served as EMC's Executive Vice President, Storage Product Platforms, from August 2006 to September 2007. He served as EMC's Executive Vice President, Storage Platforms Operations, from November 2001 to August 2006. He served as EMC's Senior Vice President, Corporate Marketing and New Business Development, from April 2001 to November 2001, Senior Vice President, New Business Development, from February 2000 to April 2001 and as Vice President, New Business Development, from April 1999 to February 2000. He has also held a number of other executive positions since he joined EMC in 1987, including serving as Vice President, General Manager of EMC's EDM business from September 1996 to April 1999 and as Vice President of Global Alliances from February 1996 to November 1998.

Howard D. Elias

        Howard D. Elias, age 50, has been EMC's President, EMC Global Services and Resource Management Software Group since September 2007 and Executive Vice President since September 2003. Mr. Elias served as EMC's Executive Vice President, Global Services and Resource Management Software Group, from May 2006 to September 2007 and served as EMC's Executive Vice President, Global Marketing and Corporate Development from January 2006 to May 2006. He served as EMC's Executive Vice President, Corporate Marketing, Office of Technology and New Business Development, from January 2004 to January 2006. He served as Executive Vice President, New Ventures and Office of Technology, from September 2003 to January 2004. Prior to joining EMC, Mr. Elias served as Senior Vice President of Business Management and Operations in the Enterprise Systems Group at Hewlett-Packard Company ("Hewlett-Packard"), a provider of information technology products, services and solutions for enterprise customers, from May 2003 to August 2003 and Senior Vice President and General Manager of Network Storage Solutions from May 2002 to April 2003. Prior to Hewlett-Packard's acquisition of Compaq Computer Corporation ("Compaq"), Mr. Elias served as Senior Vice

President and General Manager of Compaq's Business Critical Server Group from January 2001 to April 2002.

David I. Goulden

        David I. Goulden, age 48, has been EMC's Executive Vice President and Chief Financial Officer since August 2006. Mr. Goulden served as EMC'sExecutive Vice President, Customer Operations from April 2004 to August 2006. He served as EMC's Executive Vice President, Customer Solutions and Marketing and New Business Development from November 2003 to April 2004 and as Executive Vice President, Global Marketing and New Business Development from July 2002 to November 2003. Prior to joining EMC, Mr. Goulden served as a member of the Board of Management, President and Chief Operating Officer for the Americas and Asia Pacific of Getronics, an information technology services company, from April 2000 to July 2002, as President and Chief Operating Officer for the Americas of Getronics from June 1999 to April 2000, and in a number of executive positions at Wang Global, an information technology services company, from September 1990 to June 1999. Mr. Goulden is a director of VMware, Inc., the global leader in virtualization solutions.

Frank M. Hauck

        Frank M. Hauck, age 48, has been EMC's Executive Vice President, Global Marketing and Customer Quality since May 2006. Mr. Hauck served as EMC's Executive Vice President, Customer Quality and Services from April 2005 to May 2006. He served as EMC's Executive Vice President, Customer Operations, from November 2001 to April 2005. Mr. Hauck served as EMC's Executive Vice President, Global Sales and Services, from April 2001 to November 2001 and as Executive Vice President, Products and Offerings, from June 2000 to April 2001. He served as EMC's Senior Vice President and Chief Information Officer from January 2000 to June 2000, as Senior Vice President, Business Integration, from July 1999 to January 2000, and as Senior Vice President, Customer Service, from November 1997 to July 1999. Mr. Hauck has also held a number of other executive positions since he joined EMC in 1990.

Mark S. Lewis

        Mark S. Lewis, age 45, has been EMC's President, EMC Content Management and Archiving Division since September 2007 and Executive Vice President since July 2002. Mr. Lewis served as EMC's Executive Vice President, Chief Development Officer from May 2005 to September 2007. Mr. Lewis served as EMC's Executive Vice President, EMC Software Group from July 2004 to May 2005. Mr. Lewis served as EMC's Executive Vice President, Open Software Operations, from July 2003 to July 2004 and as Executive Vice President, New Ventures and Chief Technology Officer from July 2002 to July 2003. Prior to joining EMC, Mr. Lewis served as Vice President of Worldwide Marketing and Solutions in the Network Storage Solutions Group at Hewlett-Packard. Prior to Hewlett-Packard's acquisition of Compaq, Mr. Lewis served as Vice President and General Manager of Compaq's Enterprise Storage Group from January 2001 to April 2002.

John T. Mollen

        John T. Mollen, age 57, has been EMC's Executive Vice President, Human Resources since May 2006. Mr. Mollen joined EMC as Senior Vice President, Human Resources in September 1999. Prior to joining EMC, he was Vice President of Human Resources with Citigroup Inc., a financial services company.

Louise O'Brien

        Louise O'Brien, age 48, has been EMC's Executive Vice President, Corporate Strategy and Development since September 2007. Prior to joining EMC, Ms. O'Brien ran her own consulting practice which she established after spending several years with Dell. Ms. O'Brien held several senior management positions at Dell during her tenure there from 1997 through 2006, including Vice President, Corporate Strategy and Business Development, Vice President, Enterprise Product Marketing, Vice President, Global Account Sales & Global Enterprise Program, and Vice President, Industry Solution Sales. Prior to joining Dell, Ms. O'Brien served as Partner at Bain & Company, a global business consulting firm, where she led the firm's Customer Loyalty Practice.

Harry L. You

        Harry L. You, age 48, has been EMC's Executive Vice President, Office of the Chairman since February 2008. Prior to joining EMC, Mr. You served as Chief Executive Officer of BearingPoint, Inc., a management and technology consulting firm, from March 2005 to December 2007 and as BearingPoint's Interim Chief Financial Officer from July 2005 to October 2006. From 2004 to 2005, Mr. You was Executive Vice President and Chief Financial Officer of Oracle Corporation, a large enterprise software company, and from 2001 to 2004, he was the Chief Financial Officer of Accenture Ltd, a global management consulting, technology services and outsourcing company. Mr. You is a director of Korn/Ferry International, a global executive recruiting company.

PURCHASER

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with EMC.

Name	Business Address	Principal Occupation or Employment	Citizenship
Board of Directors
Paul T. Dacier	176 South Street Hopkinton, MA 01748	Attorney	United States
Susan I. Permut	176 South Street Hopkinton, MA 01748	Attorney	United States
Executive Officers
Paul T. Dacier	176 South Street Hopkinton, MA 01748	Attorney	United States
Susan I. Permut	176 South Street Hopkinton, MA 01748	Attorney	United States

        The principal occupations or employment and material employment history for the past five years of Mr. Dacier is set forth above.

Susan I. Permut

        Susan I. Permut, age 53, has been EMC's Senior Vice President and Deputy General Counsel since May 2007. Ms. Permut served as Vice President and Deputy General Counsel of EMC from April 2006 to May 2007. She served as Vice President and Assistant General Counsel from September 2002 to April 2006 and Assistant General Counsel from February 1998 to September 2002. Ms. Permut joined EMC in 1993.

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Iomega or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer Is:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

By Facsimile Transmission
(for eligible institutions only):

American Stock Transfer & Trust Company
Attn: Reorganization Department
Facsimile: 718-234-5001

Confirm by Phone: 877-248-6417
	(Toll-Free) or 718-921-8317 (Collect)	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

        Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue Stamford, CT 06902 (203) 658-9400

Banks and Brokerage Firms Call: (800) 662-5200 Stockholders Call Toll Free: (800) 607-0088 E-mail: IOM.info@morrowco.com

QuickLinks

  EXHIBIT (a)(1)(A)
TABLE OF CONTENTS
SUMMARY TERM SHEET
THE TENDER OFFER
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF EMC AND PURCHASER
EMC
PURCHASER